UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to § 240.14a-12

SNYDER’S-LANCE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SNYDER’S-LANCE, INC.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Snyder’s-Lance, Inc.:

The 2016 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at The Ballantyne Hotel & Lodge, Fairway Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Wednesday, May 4, 2016 at 9 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the five directors nominated by the board of directors;

2. An advisory vote to approve executive compensation;

3. To approve the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan;

4. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2016; and

5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 9, 2016 are entitled to receive notice of, and to vote at, the annual meeting. Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

By order of the Board of Directors,

Gail Sharps Myers Senior Vice President, General Counsel and Secretary

Charlotte, North Carolina
April 4, 2016

Important Notice Regarding the Availability of
Proxy Materials for the 2016 Annual Meeting of Stockholders
to be held on May 4, 2016

The Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 2, 2016 are available at www.edocumentview.com/LNCE.

i

SNYDER’S-LANCE, INC.

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the 2016 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.

This proxy statement and the accompanying materials were first mailed to stockholders on or about April 4, 2016.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Notice of the 2016 annual meeting;

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	the 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

What items will be voted on at the annual meeting?

There are 4 proposals scheduled to be voted on at the annual meeting:

•	the election of the five directors nominated by the board;

•	an advisory vote to approve the compensation of our named executive officers;

•	the approval of the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan; and

•	the ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the board’s nominees to the board of directors;

•	“FOR” the advisory vote to approve our executive compensation;

•	“FOR” the approval of the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan; and

•	“FOR” the ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 9, 2016;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. If you plan to attend the annual meeting and you require directions, please call us at (704) 554-1421.

When is the record date and who is entitled to vote?

The board of directors set March 9, 2016 as the record date. All holders of our common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 95,693,919 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record and plan to attend the annual meeting, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•

In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions in the proxy card provided.

•	By mail. You may vote by proxy by marking, signing and returning the proxy card provided.

If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•

Stockholders of record. You may change or revoke your proxy or voting instructions by (1) mailing a written notice of revocation to our Secretary at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last timely vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote to approve our executive compensation (“Proposal 2”) and the approval of the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (“Proposal 3”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (“Proposal 4”) is a matter generally considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock eligible to vote at the annual meeting is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•

Proposal 1. Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. This means the five director nominees receiving the highest number of votes will be elected.

•	Proposal 2. Approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast on Proposal 2 at the annual meeting.

•	Proposal 3. Approval of the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan requires the affirmative vote of a majority of the votes cast on Proposal 3 at the annual meeting.

•

Proposal 4. Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016 requires the affirmative vote of a majority of the votes cast on Proposal 4 at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and shares held of record by a broker or in street name that are present in person or by proxy and eligible to vote on any matter are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker shares and other shares held in street name that are not entitled to vote on any matter at the annual meeting are not included in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of any matter.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish the results in a Form 8-K filed with the SEC within four business days after the completion of the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth as of March 3, 2016 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table on page 30 and (4) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In addition, unless otherwise indicated, the address for all persons below is 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of March 3, 2016.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Patricia A. Warehime	9,103,117	(2)	9.5%
13515 Ballantyne Corporate Place Charlotte, NC 28277
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,705,466	(4)	4.9	%(4)
Jeffrey A. Atkins	16,000		*
Peter P. Brubaker	73,012	(5)	*
C. Peter Carlucci, Jr.	82,352	(6)	*
John E. Denton	36,052	(7)	*
Brian J. Driscoll	672,684	(8)	*
Charles E. Good	5,439,812	(3)	5.7%
James W. Johnston	771,585	(9)	*
Lawrence V. Jackson	0		*
Carl E. Lee, Jr.	1,048,109	(10)	1.1%
David C. Moran	4,000	(5)	*
W. J. Prezzano	29,000	(5)	*
Dan C. Swander	22,000		*
Isaiah Tidwell	26,142		*
Rick D. Puckett	300,822	(11)	*
Patrick S. McInerney	176,468	(12)	*
Rodrigo F. Troni Pena	19,661	(13)	*
Directors and executive officers as a group (16 persons)	17,820,816	(14)	18.6%

*	Less than 1%.

(1)	Based on 95,683,164 shares outstanding on March 3, 2016 plus stock options held by such persons that are exercisable or become exercisable within 60 days of March 3, 2016.

(2)

Patricia A. Warehime has sole voting and dispositive power over 9,103,117 shares of common stock, including (i) 1,041,345 shares of common stock held directly by Warehime Enterprises, Inc., of which Ms. Warehime is the controlling stockholder; and (ii) 362,135 shares of common stock owned by MAW Associates, L.P., of which Ms. Warehime is the sole member and general partner. Of these shares, 362,135 shares are pledged as security for loans made to MAW Associates, L.P. Ms. Warehime also may be deemed to share beneficial ownership of 2,277,682 shares beneficially owned by her adult daughter who shares a household with her, but Ms. Warehime disclaims beneficial ownership of these shares.

(3)

Charles E. Good has sole power to vote or direct the vote of 14,783 shares (including 18,156 shares subject to exercisable stock options and 1,199 restricted shares). He has shared power to vote or to direct the vote of 304,116 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 4,825,630 shares held by certain trusts for the benefit of

Warehime family members. He also has shared power to vote or direct the vote of 290,711 shares held by certain trusts for the benefit of Warehime family members.

(4)

Based on a Schedule 13G filed on January 27, 2016 by BlackRock, Inc. reporting shares held on December 31, 2015. The Schedule 13G reports that BlackRock, Inc. has sole power to vote 4,594,642 of such shares, sole power to dispose of 4,705,466 of such shares and no shared power to vote or dispose of any shares. In a Schedule 13G filed by BlackRock, Inc. on January 29, 2015, it reported that various subsidiaries of BlackRock, Inc. had beneficial ownership of 2,176,195 shares of common stock of Diamond Foods, Inc. (“Diamond”). If these subsidiaries of BlackRock, Inc. owned that number of shares of Diamond at the time of the Company’s acquisition of Diamond on February 29, 2016, these subsidiaries would have received a total of 1,686,551 shares of Company common stock in exchange for their shares of Diamond common stock (which would have made them a 6.7% beneficial owner of the Company).

(5)	Includes 4,000 restricted shares.

(6)	Includes 23,382 shares subject to exercisable stock options and 4,000 restricted shares.

(7)	Includes 6,932 shares subject to exercisable stock options and 4,000 restricted shares.

(8)	Includes 493,243 shares subject to exercisable stock options.

(9)	Includes 717,398 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.

(10)	Includes 723,815 shares subject to exercisable stock options and 35,859 restricted shares.

(11)	Includes 228,261 shares subject to exercisable stock options and 15,096 restricted shares.

(12)	Includes 2,000 shares owned jointly with his wife, 97,437 shares subject to exercisable stock options and 3,259 restricted shares.

(13)	Includes 5,243 shares subject to exercisable stock options and 13,437 restricted shares.

(14)

Includes 1,596,469 shares subject to exercisable stock options held by directors and executive officers and 362,135 shares pledged as security. Does not include shares beneficially owned by BlackRock, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2015, except for the filing of a Form 4 on behalf of C. Peter Carlucci, Jr. that was inadvertently filed late on March 25, 2015 reporting the exercise of options that occurred on March 11, 2015.

PROPOSAL 1—ELECTION OF DIRECTORS

The board of directors is divided into three classes. Directors are generally elected into classes with three-year terms. The board of directors has nominated five candidates for election at the 2016 annual meeting. Of these five candidates, the board of directors has nominated the following four current members of the board of directors for election at the 2016 annual meeting to hold office until the annual meeting of stockholders in 2019 and until their successors are elected and qualified:

•	John E. Denton

•	Lawrence V. Jackson

•	David C. Moran

•	Dan C. Swander

Of the five candidates, the board of directors has nominated the following candidate for election at the 2016 annual meeting to hold office until the annual meeting of stockholders in 2017 and until his successor is elected and qualified:

•	Brian J. Driscoll

Mr. Driscoll is a nominee for election to his first term as a member of the board of directors. He was appointed to the board of directors immediately following the completion of the Company’s acquisition of Diamond on February 29, 2016.

The nominees were selected by the board of directors in accordance with the bylaws and governance principles of the Company. The board of directors has determined that each of the nominees qualifies as an independent director under applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”), except for Mr. Driscoll who is the former President and Chief Executive Officer of Diamond, which was acquired by the Company on February 29, 2016.

Each of the nominees has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the five nominees. The board of directors has set the size of the board at 12 directors.

Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the five director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.

The board of directors unanimously recommends that you vote “FOR” each of the five nominees listed above.

Information about Directors and Nominees

The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Jeffrey A. Atkins	67	Director	2018	2006
Peter P. Brubaker	69	Director	2018	2010
C. Peter Carlucci, Jr.	72	Director	2017	2010
John E. Denton	72	Director	2019(1)	2010
Brian J. Driscoll	56	Director	Director Nominee(2)	—
James W. Johnston	69	Director	2017	2008
Lawrence V. Jackson	62	Director	2019(1)	2015
Carl E. Lee, Jr.	56	President, Chief Executive Officer and Director	2018	2010
David C. Moran	58	Director	2019(1)	2015
Dan C. Swander	72	Director	2019(1)	2004
Isaiah Tidwell	71	Director	2018	1995
Patricia A. Warehime	61	Director	2017	2010

(1)	Nominated for a three year term expiring in 2019.

(2)	Nominated for an initial one year term expiring in 2017.

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.

Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft-beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, Illinois food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratas Foods, Inc., a manufacturer and distributor of edible oils. Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.

Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. In 2005, Mr. Brubaker retired as the President and Chief Executive Officer of Susquehanna Media Co., a radio broadcasting and cable television company. He served as Vice President/Finance and Chief Financial Officer of Susquehanna Pfaltzgraff Co. from 1980 until 1995 and worked as a commercial banker for Mellon Bank, N.A. from 1974 until 1977. Mr. Brubaker served as a member of the board of directors of Snyder’s of Hanover Inc. (“Snyder’s”) until December 2010 when he was elected to the Company’s board of directors in connection with the merger between Snyder’s and the Company (the “Merger”). Mr. Brubaker currently serves on the board of directors of WellSpan Health System, a hospital operator in central Pennsylvania. Mr. Brubaker also holds an MBA from Harvard Business School. Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.

C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. Mr. Carlucci is the managing partner of CPC Partnership, a real estate investment entity. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s for 30 years from June 1980 until December 2010 when he was appointed to the Company’s board of directors in connection with the Merger. Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.

John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton also served as President and Chief Executive Officer of Snyder’s from 1992 to February 2000. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the Merger. Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.

Brian J. Driscoll was appointed to the Company’s board of directors on February 29, 2016 in connection with the Company’s acquisition of Diamond. Mr. Driscoll previously served as President and Chief Executive Officer of Diamond and was a member of the Diamond board of directors from May 2012 to February 2016. Prior to joining Diamond, from June 2010 to March 2012, Mr. Driscoll was Chief Executive Officer of Hostess Brands, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll holds a B.S. degree from St. John’s University. Mr. Driscoll brings to the Board extensive experience in the food and consumer packaged goods industries as well as a background in general management, sales and logistics.

James W. Johnston has served as the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. He served on the board of directors of Sealy Corporation from 2006 until 2013. Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.

Lawrence V. Jackson has served as a Senior Advisor to New Mountain Capital, LLC, a private equity firm, since 2008. He previously served as President and Chief Executive Officer, Global Procurement from 2006 to 2007 and as Executive Vice President and Chief People Officer from 2004 to 2006 for Wal- Mart Stores, Inc. Mr. Jackson served as President and Chief Operations Officer of Dollar General Stores, Inc. from 2003 to 2004. From 1997 to 2003, he served as Senior Vice President, Supply Operations for Safeway, Inc. Mr. Jackson served PepsiCo, Inc. for 16 years from 1981 to 1997 in various capacities including serving as the Senior Vice President and Chief Operating Officer of Worldwide Operations for PepsiCo Foods. Mr. Jackson began his career as a Consultant for McKinsey & Co. Mr. Jackson holds an MBA from Harvard Business School and a BA in Economics from Harvard College. He has served as a Director of Assurant, Inc. (insurance) since 2009. He has also served on the boards of directors of ProLogis and Radioshack. Mr. Jackson’s experience with a broad range of manufacturers and retailers and his experience as a board member of public and private companies provides valuable insight to the board of directors of Snyder’s-Lance.

Carl E. Lee, Jr. has served as the President and Chief Executive Officer of Snyder’s-Lance since May 2013 and previously served as the President and Chief Operating Officer beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch’s Foods since 2009 and Krispy Kreme Doughnuts, Inc. since November 2014. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the Merger. Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive domestic and international experience in the snack food industry and his merger and acquisition experience provide the board with a valuable perspective.

David C. Moran is a consumer packaged goods industry veteran with 35 years of experience. Most recently he was the President and Chief Executive Officer of Heinz North America. Mr. Moran led all aspects of the business: marketing, sales, finance, research and development, human resources, operations and supply chain. Over the course of two assignments spanning 11 years, he successfully led 85% of Heinz’s world-wide businesses, including Heinz Europe while living in London. He joined Heinz in 1998, after a 15 year career at The Clorox Company. Mr. Moran started his career at Procter & Gamble in 1980. He has had extensive board experience across public and private companies including his current companies, Acosta Sales & Marketing Company—a Carlyle Company, and South Beach Diet—a Mid Ocean Company, where he also serves as the Chairman of the Board. Mr. Moran is a graduate of the University of Louisville, the University Of Pennsylvania Wharton School Of Business Executive Education Program and the Harvard Business School Advanced Management Program. Mr. Moran’s food industry and public and private board experience provides the board of directors of Snyder’s-Lance with valuable expertise and insight.

W. J. Prezzano has served as Chairman of the Board of the Company since October 2014 and has worked as a private investor since 1997. Mr. Prezzano served as the Chairman of the Board of Lance from 2005 until 2010. He served as Lead Independent Director of the Company from December 2010 until October 2014 when he was elected Chairman of the Board. He was the Vice Chairman of Eastman Kodak, Inc. (“Kodak”) in Rochester, NY from 1996 until 1997. During his 32-year career at Kodak, Mr. Prezzano’s responsibilities included managing Kodak’s extensive consumer products and brands globally. He is a director of TD Bank Financial Group (Toronto, Canada), TD Ameritrade Holding Corporation and Roper Industries, Inc., and former Chairman of Medical University of South Carolina Foundation. He was recently a member of the Board of Trustees of Charleston Day School. Mr. Prezzano received a BS in Economics (Marketing major) and an MBA from the University of Pennsylvania’s Wharton School. Mr. Prezzano brings to the board of directors his significant managerial and executive experience as well as extensive experience serving on multiple boards of directors. His years of dedicated service as a member of the Company’s board of directors also qualify him to serve as a member of the board of directors.

Dan C. Swander has been an Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001. Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.

Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President—Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking—Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. In addition, Mr. Tidwell earned a BS in Accounting from North Carolina Central University and an MBA from the Babcock Graduate School of Management of Wake Forest University. He is a Director of Lincoln National Corporation and previously served as a Director of Harris Teeter Supermarkets, Inc. Mr. Tidwell’s years of dedicated service since 1995 as a member of Snyder’s-Lance’s board of directors along with other diverse corporate board experiences qualify him for service on the board of directors of Snyder’s-Lance. His experience and leadership in the banking industry and general business experience and economic development experiences also provide a valuable perspective to the board of directors.

Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance Company and is a member of the board of trustees of Elizabethtown College in Elizabethtown, Pennsylvania. In addition, she has been recognized as a governance fellow by the National Association of Corporate Directors. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to the Company’s board of directors in connection with the Merger. Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience.

CORPORATE GOVERNANCE

The Board of Directors

We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s- Lance and our stockholders.

Director Independence

The board of directors determines the independence of its members and director nominees based on the standards specified by Nasdaq. The board of directors has reviewed the relationships between Snyder’s-Lance and each director and director nominee to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: Jeffrey A. Atkins, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, James W. Johnston, Lawrence V. Jackson, W.J. Prezzano, David C. Moran, Dan C. Swander and Isaiah Tidwell. A majority of the current members of the board of directors are independent. The board of directors has also determined that each member of the audit, governance and nominating and compensation committees is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements and does not believe that such transactions or arrangements impair the directors’ independence or ability to exercise independent judgment. See “Related Person Transactions” for additional details regarding the following transactions and relationships.

Name	Matters Considered
C. Peter Carlucci, Jr.	Legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member; employment of Mr. Carlucci’s son by a subsidiary of the Company.
John E. Denton	Service as President and CEO of Snyder’s from 1992 to 2000, ending ten years before Snyder’s became a wholly-owned subsidiary of the Company in December 2010 in connection with the Merger.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Meetings of the Board of Directors

The board of directors held five regularly scheduled meetings and 11 special meetings during fiscal year 2015. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2015 for the periods during which each such director served. Each director is expected to attend the annual meeting of stockholders in person. All incumbent directors who were directors of the Company at the time of the 2015 annual meeting of stockholders attended the 2015 annual meeting.

The independent directors held four executive sessions in 2015.

Board Leadership Structure

The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Lee is the CEO and Mr. Prezzano is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.

If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. We do not currently have a Lead Independent Director because Mr. Prezzano is an independent director.

Board Committees

The board of directors has a standing audit committee, compensation committee, executive committee and governance and nominating committee. The board of directors has and may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Governance and Nominating
Jeffrey A. Atkins	Chair		X	X
Peter P. Brubaker	X	X
C. Peter Carlucci, Jr.		X		X
John E. Denton		X	X	X
Lawrence V. Jackson		X
James W. Johnston	X			X
Carl E. Lee, Jr.			Secretary
David C. Moran	X
W.J. Prezzano	X	X	Chair	Chair
Dan C. Swander		X		X
Isaiah Tidwell	X	Chair	X
Patricia A. Warehime

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.snyderslance.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

Committee	Members	Functions and Additional Information		Number of Meetings in Fiscal 2015
Audit Committee	Jeffrey A. Atkins(1) Peter P. Brubaker James W. Johnston David C. Moran W.J. Prezzano Isaiah Tidwell	•	Assists the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders	5
		•	Provides director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor
		•	Consults with the independent auditor out of the presence of management about internal controls and the

Committee	Members	Functions and Additional Information		Number of Meetings in Fiscal 2015
fullness and accuracy of our financial statements
		•	Reviews the integrity of our internal and external financial reporting processes
		•	Considers and approves, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor
		•	Monitors our systems and procedures for compliance with laws, regulations and other legal requirements
		•	Oversees our risk assessment and risk management policies
		•	Oversees the development of our enterprise risk management policies and procedures
		•	Reviews capital expenditure projects, acquisitions and divestitures in excess of $5 million
		•	The board of directors has determined that Mr. Atkins is an “audit committee financial expert” within the meaning of applicable SEC regulations
•

The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable Nasdaq listing standards and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)

Compensation Committee	Isaiah Tidwell(1) Peter P. Brubaker	•	Administers and interprets our executive employee stock plans	5
	C. Peter Carlucci, Jr. John E. Denton Lawrence V. Jackson	•	Reviews the compensation of our executive officers and establishes their compensation (other than the CEO)
	W.J. Prezzano Dan C. Swander	•	Recommends performance criteria for the CEO to the board of directors
		•	Evaluates the performance of the CEO and reports to the board of directors on such evaluation
		•	Makes recommendations to the board of directors concerning the compensation of the CEO and non-employee directors
		•	The board of directors has determined that all of the members of the

Committee	Members	Functions and Additional Information		Number of Meetings in Fiscal 2015
compensation committee are “independent” within the meaning of applicable Nasdaq listing standards
Executive Committee	W.J. Prezzano(1) Jeffrey A. Atkins John E. Denton Carl E. Lee, Jr. Isaiah Tidwell	•	Exercises the authority of the board and acts on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law	0
Governance and Nominating Committee	W.J. Prezzano(1) Jeffrey A. Atkins C. Peter Carlucci, Jr.	•	Identifies, evaluates and recommends candidates for election to the board of directors	3
	John E. Denton James W. Johnston Dan C. Swander	•	Recommends the members of each committee and the Chairman of each committee to the board of directors
		•	Assesses and reviews with the board of directors the appropriate qualifications for members of the board of directors
		•	Reviews and recommends appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents
		•	Reviews the adequacy of the committee charters and recommends any changes to the board of directors
		•	The board of directors has determined that all of the members of the governance and nominating committee are “independent” within the meaning of applicable Nasdaq listing standards

(1)	Committee Chairman

Board’s Role in Risk Oversight

Management is responsible for managing the risks that Snyder’s-Lance faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board has delegated to the audit committee the lead role in overseeing the Company’s approach to risk management.

The audit committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.

The compensation committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Director Nomination Process

The board of directors has delegated to its governance and nominating committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the governance and nominating committee seeks input from other members of the board of directors and executive officers. Additionally, the governance and nominating committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the governance and nominating committee. The governance and nominating committee will also consider director candidates appropriately recommended by stockholders. Mr. Driscoll, a first time nominee for election to the board of directors at the 2016 annual meeting of stockholders, was recommended to the governance and nominating committee by management of the Company in connection with the Company’s acquisition of Diamond.

In evaluating director candidates, the governance and nominating committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the governance and nominating committee considers the following factors, in addition to any other factors deemed appropriate by the governance and nominating committee:

•	whether the candidate is of the highest ethical character and shares our values;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•

whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•

whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable Nasdaq listing standards or other applicable laws, rules or regulations;

•

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•

if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the governance and nominating committee may consider in identifying director nominees, but the governance and nominating committee does not have a formal policy regarding board diversity.

The governance and nominating committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to the chairman of the governance and nominating committee c/o our Secretary at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. Such recommendation must include the following:

•	the name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;

•

the class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•

all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered by the governance and nominating committee for inclusion in the proxy materials related to the 2017 annual meeting must be submitted by December 6, 2016. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

In addition, our Bylaws provide that nominations of persons for election to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.

Stockholder Communications with the Board

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.

DIRECTOR COMPENSATION

The following table shows the compensation paid to each director, excluding directors who are named executive officers, for service on our board of directors in 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Atkins	90,000	118,640	—	—	—	208,640
Peter P. Brubaker	77,250	118,640	—	—	—	195,890
C. Peter Carlucci, Jr.	75,000	118,640	—	—	—	193,640
John E. Denton	75,750	118,640	—	—	—	194,390
Lawrence V. Jackson	70,500	118,640	—	—	—	189,140
James W. Johnston	75,750	118,640	—	—	—	194,390
David C. Moran	70,500	118,640	—	—	—	189,140
W.J. Prezzano	188,250	118,640	—	—	—	306,890
Dan C. Swander	78,300	118,640	—	—	—	196,940
Isaiah Tidwell	86,500	118,640	—	—	—	205,140
Patricia A. Warehime	63,750	118,640	—	—	—	182,390

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2015.

(2)

The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards computed in accordance with ASC Topic 718. Each non-employee director received 4,000 shares of time-based restricted stock on May 15, 2015 under the 2014 Director Stock Plan. The assumptions made in determining the fair values of the stock awards are described on pages 38 to 43 and 48 to 50 of our Form 10-K for the fiscal year ended January 2, 2016. As of January 2, 2016, the aggregate number of shares of restricted common stock outstanding for each director was as follows: Mr. Atkins—4,000; Mr. Brubaker—4,000; Mr. Carlucci—4,000; Mr. Denton—4,000; Mr. Jackson—4,000; Mr. Johnston—4,000; Mr. Moran—4,000; Mr. Prezzano—4,000; Mr. Swander—4,000; Mr. Tidwell—4,000; and Ms. Warehime—4,000.

The basic elements of compensation for our non-employee directors for 2015 were as follows:

Elements of Non-Employee Director Compensation(1)	2015 ($)
Basic Annual Retainer for All Non-Employee Directors	45,000
Additional Fee for Non-Executive Chairman	150,000
Additional Fee for Chairman of the Audit Committee	12,000
Additional Fee for Chairman of the Compensation Committee	10,000
Fee for each Board of Directors and Committee Meeting Attended(3)	1,500

(1)	Employee directors did not receive a retainer or fees for attending committee meetings or serving as a committee chairman.

(2)	Chairman of the Board does not receive the Board Member Retainer or Committee Chairman Retainers.

(3)	The fee for participating in a board of directors or committee meeting conducted by conference call is $750.

Under our 2014 Director Stock Plan, each non-employee director serving on the seventh business day following the 2015 annual meeting was entitled to automatically receive an award of up to 10,000 shares of our restricted stock, as determined by the board of directors. In 2015, each non-employee director received an award of 4,000 shares of restricted stock on May 15, 2015.

Shares of our restricted stock subject to awards under the 2014 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

A director may not sell or transfer any of the shares of restricted stock until they become vested. In addition, our board of directors has adopted stock ownership guidelines which provide that certain ownership targets be achieved and maintained by certain parties, including the members of our board of directors. See the discussion beginning on page 29 for additional information regarding the stock ownership guidelines.

Risk Analysis of Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

EXECUTIVE COMPENSATION

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Compensation Discussion and Analysis

In this section, we explain the compensation of the following officers, who we refer to as the “named executive officers,” of Snyder’s-Lance for fiscal year 2015:

Name	Title
Carl E. Lee, Jr.	President and Chief Executive Officer
Rick D. Puckett	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Charles E. Good	Senior Vice President and President S-L Distribution Company, Inc., which encompasses our national distribution network
Patrick S. McInerney	Senior Vice President and Chief Supply Chain Officer
Rodrigo F. Troni Pena	Senior Vice President and Chief Marketing Officer

Executive Summary

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for providing overall guidance for the compensation of our executive officers, including the named executive officers. The Committee believes that our executive compensation program should:

•	Support business strategies, plans and initiatives that drive superior long-term value for stockholders;

•	Link NEO compensation to our performance goals with particular emphasis on growth and operational excellence through annual incentive opportunities based on stretch targets;

•	Be guided by clear and consistent objectives, principles and philosophies undergirded by integrity, fairness and objectivity;

•

Align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles; and

•	Attract, motivate and retain superior leadership talent for the Company.

Our Compensation Aligns to Business Results

The Committee is committed to the principle of aligning actual compensation received by our executives to the business results of the Company. Before this year, our Committee has never exercised discretion in determining final payouts of incentives. As seen in the chart below, over five years, our annual cash incentive payouts have varied widely from year-to-year, depending upon the Company’s performance against its revenue and EPS targets.

Annual Incentive Payouts as a % of Target

Year	Payout %
2011	57%
2012	92%
2013	81%
2014	118%
2015	65%

In addition to the annual incentive plan, the Compensation Committee provides a portion of long term incentive (“LTI”) compensation to senior executives in the form of restricted stock units, stock options and cash awards. These LTI awards were first granted in 2015. The restricted stock and NQSOs vest and are paid in 3 installments on the anniversary of the grant date. The performance cash awards are paid based on the attainment of the target award at the end of the three year performance period. The following chart shows the variability of the amounts earned associated with the performance portion of the LTI awards over the past five years.

Long-Term Incentive Payment as a % of Target

Performance Period	Payout %
2011	60%
2012	41%
2013	38%
2014	41%
2015	38%

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interest of the shareholders.

WHAT WE DO		WHAT WE DO NOT DO
✓	Maintain a pay mix that is majority performance-based.	×	Permit hedging transactions or short sales by executives or directors.
✓	Fully disclose the financial performance drivers used in our incentives, in numeric terms.	×	Re-price stock options without shareholder approval or permit discounted stock options.
✓	Use different performance metrics in the annual incentive and long-term incentive plan, to avoid heavy reliance on one definition of success (see “Components of Compensation” section).	×	Permit pledging or holding company stock in a margin account by executives or directors.
✓	Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee	×	Maintain excise tax gross-up provisions for executives.
✓	Hold Compensation Committee executive sessions without management present.	×	Vest all time-based equity awards in less than three years.
✓	Balance short-term and long-term compensation to discourage short-term risk taking at the expense of improvement in long-term results.	×	Incentivize inappropriate risk taking.
✓	Pay competitively.

Elements of Executive Compensation

The following table lists the key elements of our 2015 executive compensation program:

Elements of Compensation	Reward Period	Primary Objective			Method of Delivery
		Attract and Retain	Reward Performance and Responsibility	Align Interests with Stockholders
Base Salary	Ongoing	☑	☑		-Cash
Annual Performance Incentive Plan	Annual	☑	☑	☑	-Cash
Long-Term Cash and Equity Compensation	Annual Grants with Three Year Performance Periods	☑	☑	☑	-Stock Options -Restricted Stock -Cash
Severance and Change of Control Arrangements	Specific Events	☑			-Cash severance payments -Accelerated vesting of stock options and restricted stock
Benefits	Ongoing	☑			-Supplemental benefit plans

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2015, approximately 95.5% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. The Committee, however, continues to review and refine the design and administration of our executive pay practices. The Committee also will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Changes to Our Compensation Programs

The Committee reviews our executive compensation program regularly with the assistance of its consultant, Pearl Meyer (the “Consultant”). Over the past several years, the Committee has made the following changes to our compensation program in connection with its reviews:

•

Strengthened the link between stockholder value creation and executive compensation by adding the performance measure of Relative Total Shareholder Return to our long-term incentive program, and eliminated the duplication of performance measures in our long-term and annual incentive programs;

•	Implemented periodic reviews of the Company’s peer group for its compensation program and modified the peer group used for 2013 and 2014 compensation decisions;

•

Adopted a new form of executive severance agreement to be used for new executive officers, which is more consistent with current market practices and provides reduced benefits from previous severance agreements;

•	Clarified in the Company’s annual and long-term incentive plans that a change in control will occur only upon the closing of a relevant transaction rather than stockholder approval of the transaction;

•	Strengthened the stock ownership guidelines for officers and directors; and

•	Adopted an Anti-Hedging Policy to revise and extend the restrictions and prohibitions with respect to hedging, options trading and short sales contained in our Insider Trading Policy.

The Committee will continue to review our compensation program and consider other changes as appropriate.

Determining Executive Compensation

The Committee approves all elements of compensation for the named executive officers other than the CEO. For the CEO, the Committee approves and recommends all annual compensation to the Board of Directors for final review and approval. The Committee has responsibility for and approves all long-term and stock-based compensation for all executive officers, including the CEO. The Committee recommends such compensation decisions to the Board of Directors for final review and approval.

The CEO conducts an annual review of performance and compensation of the other named executive officers each year. As part of this review, the CEO submits recommendations to the Committee relating to the compensation of these officers. Following a review of these recommendations, the Committee approves the compensation of these officers, with such modifications of the CEO’s recommendations as the Committee considers appropriate.

The Committee’s review of the CEO’s compensation is subject to separate procedures. The Committee, with the assistance of the non-executive Chairman of the Board conducts an annual evaluation of the CEO’s performance. The Consultant receives confidential evaluations from each Board member and prepares a summary of the evaluations for the Committee’s review, which is later presented to the Board in connection with the Committee’s overall evaluation of the CEO. Based on the annual evaluation, the Committee also consults with the Consultant and determines and recommends to the Board of Directors the CEO’s annual compensation and performance objectives for the following year. The Board of Directors, upon recommendation of the Committee, establishes the performance criteria for the CEO and reviews the CEO’s performance against the criteria. The independent directors of the Board meet in executive session to discuss the CEO’s annual performance review and set the annual compensation for the CEO.

How do we determine compensation levels for the named executive officers?

In setting and recommending compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own subjective judgment and those sources of information that the Committee considers relevant, including compensation surveys and data provided by the consultant. The Committee also reviews the data in the compensation tables that are included in the Executive Compensation section of our annual proxy statements. The overall purpose of these reviews is to bring together in one place all of the elements of actual and potential future compensation of our named executive officers so the Committee may analyze both the individual amounts of compensation, the mix of compensation and the total amounts of actual and potential compensation.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the long-term interests of our Company and its stockholders. Accordingly, from time to time, the Committee may approve changes in compensation that it considers to be appropriate to reflect performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Role of Compensation Consultant and Benchmarking

The Committee has engaged Pearl Meyer to serve as its independent executive compensation consultant. At the Committee’s request, the consultant does not provide any services to our Company other than the assistance it provides to the Committee. The consultant reports directly to the Committee on all work assignments from the Committee. In addition, the consultant confers with management from time to time at the request of the Committee chairman. The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

For its decisions regarding 2015 compensation, the Committee engaged the consultant to provide a review of the competitiveness of the compensation of the executive officers named in our 2015 proxy statement and for other potential or vacant executive officer positions, including the competitiveness of base salaries, annual incentives, target total cash compensation, long-term incentives, and target total direct compensation, with similar size public companies in similar industries.

In conducting its competitiveness review for 2015, the consultant used compensation data from the Company’s peer group (as discussed below) and nationally recognized survey data indicating pay practices at companies that are similar, with revenues averaging $1.7 billion in the food and beverage industries, where available. All survey data was updated to January 1, 2015 using an annual update factor of 3%, which was the projected total 2015 salary increase for the Food Services, Manufacturing and Wholesale Trade industries published by WorldatWork’s 2014/2015 Salary Budget Survey.

The Committee seeks to identify an executive compensation peer group of companies that have financial and operational characteristics similar to those of the Company and may compete with the Company for executive talent.

The following companies represented our peer group for 2014 which was used for 2015 pay decisions:

Company Name
B&G Foods Inc.
Chiquita Brands L.L.C.
Church & Dwight Inc.
Coca-Cola Bottling Co. Consolidated
Diamond Foods, Inc.
Flowers Foods Inc.
Green Mountain Coffee Roasters
Hain Celestial Group, Inc.
Hillshire Brands Company
Lancaster Colony Corporation
J&J Snack Foods Corp.
McCormick & Co. Inc.
Monster Beverage Corporation
Pinnacle Foods Inc.
Post Holdings, Inc.
Treehouse Foods, Inc.
Snyder’s-Lance, Inc.

The Committee considers the compensation of our CEO and other named executive officers relative to the peer group and survey data for similarly situated executives. The Committee uses these comparisons as a point of reference for measurement but not as the determinative factor in setting our executives’ compensation.

Base Salaries

Base salaries are the foundation of our executive compensation program. The Committee generally seeks to maintain base salaries for the named executive officers around the 50th percentile of base salaries for similar positions at similar companies. The Committee, however, also considers the responsibilities of the executives, market demand for executives with similar capability, experience and time in position, and our corporate performance and the performance of each executive in relation to our strategic objectives.

The following table reflects the base salaries paid to the named executive officers for 2015 as compared to 2014:

2015 Base Salaries

Name	2014 Base Salary		2015 Base Salary	Percentage Increase
Carl E. Lee, Jr.	$800,000		$835,000	4.4%
Rick D. Puckett	$540,000	(1)	$552,000	2.2%
Charles E. Good	$346,100		$356,500	3.0%
Patrick S. McInerney	$349,440		$372,500	6.6%
Rodrigo F. Troni Pena	$310,000		$330,000	6.5%

(1)	The initial 2014 base salary rate was increased by the Committee during 2014 to reflect expanded job duties.

How did we determine base salaries for 2015?

In December 2014, the Committee approved and recommended to the Board of Directors that Mr. Lee’s 2015 base salary be paid at the annual rate of $835,000, a 4.4% increase over his base salary for 2014. In determining Mr. Lee’s base salary, the Committee considered the recommendations of the consultant, Mr. Lee’s performance in 2014, and that Mr. Lee’s base salary remained below the 50th percentile of base salaries as compared to our peer group. The Board of Directors approved Mr. Lee’s base salary, as recommended by the Committee, on December 13, 2014.

In December 2014, Mr. Lee presented his assessment of the performance of the then executive officers of the Company and submitted recommendations to the Committee regarding their base salaries for 2015.

2015 Annual Incentive Plan

In February 2015, the Committee approved the performance measures and goals and the weighting of the performance measures for 2015 under the Annual Plan (the “2015 Annual Incentive Plan”) and approved the target bonus awards for each of the named executive officers. The Board of Directors approved the participation of Mr. Lee based on the recommendations of the Committee.

Each of the named executive officers participated in the 2015 Annual Incentive Plan. The following table reflects the target bonus award and the calculations and amounts of the annual bonuses paid to each of the named executive officers under the 2015 Annual Incentive Plan:

2015 Annual Bonus Targets and Awards

Name	Base Salary	x	Target Bonus % (% of Base Salary)	=	2015 Target Bonus Award	x	Overall Goal Achievement Percentage	=	Bonus Award Paid(1)
Carl E. Lee, Jr.(2)	$835,000	x	100%	=	$835,000	x	0%	=	—
Rick D. Puckett(3)	$552,000	x	85%	=	$469,200	x	40%	=	$187,700
Charles E. Good(3)	$356,500	x	50%	=	$178,300	x	40%	=	$71,300
Patrick S. McInerney(3)	$372,500	x	50%	=	$186,300	x	40%	=	$74,500
Rodrigo F. Troni Pena(3)	$330,000	x	50%	=	$165,000	x	40%	=	$66,000

(1)	Per the terms of the 2015 Annual Incentive Plan, Bonus Awards are rounded to the nearest $100.

(2)

The actual attainment percentage by the Company for the 2015 Annual incentive was 65.2%. However, Mr. Lee requested that the Committee not pay him the earned annual incentive. Mr. Lee cited the Company’s financial under-performance in 2015 and insisted on declining the award. The Committee granted Mr. Lee’s request, as allowed under the Plan, and exercised negative discretion granting no annual incentive award payment to Mr. Lee.

(3)

In keeping with the example set by our CEO, Mr. Carl Lee, and in recognition of the Company’s financial under-performance, the Committee also exercised negative discretion for the named executive officers by reducing the actual payment under the 2015 Annual Incentive Plan from 65.2% to 40%.

The Committee did not change the target bonus percentage for any of the named executive officers from 2014.

In February 2015, the Committee selected annual financial measures and assigned applicable weights and performance goals as follows:

Performance Measure	Weight	Target Performance Goal(1)
Net Revenue	40%	$1.7 billion
Earnings Per Share (“EPS”)	60%	$1.15

(1)	The threshold payout for net revenue was 50% of target at $1.630 billion and for EPS was 50% of target at $0.93 earnings per share. The maximum payout for each performance measure was 200% of target.

The Committee maintained the same financial performance measures and weighting used in 2014. Each of the financial performance measures was defined in the 2015 Annual Incentive Plan as follows:

•

“Net Revenue” was defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2015 fiscal year, as audited and reported in the Company’s Form 10-K for the 2015 fiscal year, excluding special items and adjusted for any acquisition or divestiture activity.

•

“Earnings Per Share” was defined as the fully diluted earnings per share of the Company for the 2015 fiscal year, as audited and reported in the Company’s Form 10-K for the 2015 fiscal year, excluding the effect of special items and adjusted for any acquisition or divestiture related activity.

The 2015 Annual Incentive Plan provides that Net Revenue and Earnings Per Share would exclude special items and be adjusted for any acquisition or divestiture activity.

The Committee maintained discretion to adjust any award under the 2015 Annual Incentive Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retained the discretion to reduce any award for any reason.

Annual bonuses under the 2015 Annual Incentive Plan, as specified above, were determined by the Committee in February 2016 and paid, as applicable, to the participants in March 2016.

Long-Term Cash and Equity Compensation

The Committee administers our equity incentive plans, including our 2012 Key Employee Incentive Plan, as approved by our stockholders on May 3, 2012. The Committee is authorized to grant restricted stock awards, stock options and other equity awards under this plan. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance.

The Committee makes awards under our equity incentive plans from time to time to reward short-term and long-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee approves a three-year performance incentive arrangement for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).

2015 Three-Year Plan—Granted in 2015

In February 2015, the Committee adopted the Long-Term Performance Incentive Plan for Officers and Key Managers under the 2012 Key Employee Incentive Plan (the “Long-Term Plan”). In February 2015, the Committee approved the target incentive awards, performance measures and goals and the weighting of the performance measures under the Long-Term Plan for 2015 (the “2015 Three-Year Plan” or “2015 LTIP”). Each of the named executive officers was selected as a participant in the 2015 Three-Year Plan and assigned a target incentive based on his level of responsibility and position and the analyses and recommendations of the consultant.

The Committee assigned the following target incentives to the named executive officers:

Name	2015 LTIP Overall Target Incentive
Carl E. Lee, Jr.	$2.000,000
Rick D. Puckett	$700,000
Charles E. Good	$142,600
Patrick S. McInerney	$149,000
Rodrigo F. Troni Pena	$132,000

How did the Committee determine the 2015 LTIP target amounts?

The Committee seeks to provide a substantial portion of total compensation in the form of long-term, “at risk” pay. The Committee generally attempts to set long-term target incentives, except for the CEO, around the 50th percentile of the Company’s competitive market; however, the Committee also considers contractual obligations and subjective factors including the responsibilities of an executive, time in position and the market demand for executives with similar capability and experience.

In consultation with Pearl Meyer, the Committee conducted its normal process in the review of the long-term incentive compensation awards granted to Mr. Lee. Mr. Lee’s target long-term incentive compensation was unchanged from 2014.

In accordance with the 2015 Three-Year Plan, each named executive officer was granted nonqualified stock options valued at 25% of his overall target incentive (as described above) and time-based restricted shares of common stock valued at 25% of such overall target incentive. The following reflects the aggregate number of stock options and restricted shares granted to each of the named executive officers:

Name	Nonqualified Stock Option Shares	Restricted Stock Shares
Carl E. Lee, Jr.	82,782	16,119
Rick D. Puckett	28,974	5,643
Charles E. Good	5,901	1,149
Patrick S. McInerney	6,168	1,200
Rodrigo F. Troni Pena	5,463	1,065

Each stock option granted under the 2015 Three-Year Plan had an exercise price of $31.02 and vests in three substantially equal annual installments beginning on March 2, 2016. Each participant was granted a number of stock options equal to the dollar value of his stock option incentive divided by the Black-Scholes value of the stock options on March 2, 2015.

Each share of restricted stock also vests in three substantially equal annual installments beginning on March 2, 2016. Each participant was granted a number of shares of restricted stock equal to the dollar value of his restricted stock incentive divided by $31.02, which was the closing price on March 2, 2015.

Each named executive officer was also assigned a performance award opportunity with a target long-term performance award equal to 50% of his overall target incentive under the 2015 Three-Year Plan. Payouts with respect to the performance award opportunities will be payable in cash based on the attainment of predetermined performance goals for 2016 through 2018 with respect to certain financial measures.

The formula for computing the long-term performance awards is as follows:

Target Performance Award	X	Overall Goal Achievement (%)	=	Award Earned

The Committee set the target performance awards under the 2015 Three-Year Plan as follows:

Name	2015 LTIP Target Performance Award
Carl E. Lee, Jr.	$1,000,000
Rick D. Puckett	$350,000
Charles E. Good	$71,300
Patrick S. McInerney	$74,500
Rodrigo F. Troni Pena	$66,000

The overall goal achievement percentage under the 2015 Three-Year Plan will be computed based on a performance matrix taking into account the achievement of a performance goal for the Company’s Return on Invested Capital (“ROIC”) and the Company’s Relative Total Shareholder Return compared to a peer group comprised of the Company and 23 other companies listed below. For 2015, the Committee chose ROIC and Relative Total Shareholder Return as the financial performance measures under the 2015 Three-Year Plan to emphasize the Company’s goals of increasing its return on investment and increasing total shareholder return. The Committee determined the target goals for the 2015 Three-Year Plan based on the three year financial projections in the Company’s strategic plan.

The overall goal achievement percentage will be determined in accordance with the following matrix based on the Company’s relative shareholder return:

	ROIC Attainment	Relative Shareholder Return
		Quartile 4	Quartile 3	Quartile 2	Quartile 1
	Maximum	75%	100%	150%	175%
ROIC	Target	50%	75%	100%	135%
	Threshold	25%	50%	75%	100%
	Below Threshold	0%	25%	50%	75%

The matrix will be adjusted for the impact of any acquisitions or divestitures. Each of the performance measures and other relevant terms under the 2015 Three-Year Plan are defined as follows:

•

“Return on Invested Capital” or “ROIC” is defined as the average of the ROIC for the 2015, 2016 and 2017 fiscal years, excluding special items and adjusted for acquisition and divestiture activity, calculated as follows:

Operating Income x (1 – Tax Rate)

Average Equity + Average Net Debt

•

“Operating Income” means our actual earnings before interest and taxes, excluding special items and other income and expense and adjusted for acquisition and divestiture activity, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2015, 2016 and 2017 fiscal years.

•	“Tax Rate” for ROIC means our actual total effective income tax rate for each year, as audited and reported in the Company’s Forms 10-K for the 2015, 2016 and 2017 fiscal years.

•

“Average Net Debt” means our average debt less average cash for each year, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2015, 2016 and 2017 fiscal years.

•

“Relative Total Shareholder Return” is defined as the total shareholder return for the Company relative to a peer group of 24 companies. Each peer company, including Snyder’s-Lance, will be compared to each other and put into four quadrants ranked from highest total shareholder return to the lowest total shareholder return, with the highest in Quadrant One and the lowest in Quadrant Four. The 24 companies are as follows:

Snyder’s-Lance, Inc. B&G Foods Inc. Boulder Brands Campbell Soup Company Church & Dwight ConAgra Foods, Inc. Diamond Foods, Inc. Flowers Foods Inc.	General Mills, Inc. Hain Celestial Group, Inc. Hershey Company Hormel Foods Corp. Inventure Foods J&J Snack Foods Corp. Kellogg Company Kraft Foods Group	Lancaster Colony Corp. McCormick & Co. Inc. PepsiCo, Inc. J.M. Smucker Company Post Holdings Green Mountain Coffee Roasters Treehouse Foods, Inc. Mondelez International

If a peer company ceases to be a public company the following indices would be substituted:

o	Russell 2000 Index

o	S&P 500

o	S&P Food & Beverage Select Industry Index

o	Russell 1000 Index

•

“Total Shareholder Return” (“TSR”) is defined as the return of $100 invested in each stock or index at the beginning of the performance period compared to the value of that $100, with dividends reinvested, at the end of the three year performance period, which will be the average of the average weekly stock prices for the last year of the performance period.

The maximum potential payout under each performance award is 175% of target. The Committee maintains discretion to adjust any award under the 2015 Three-Year Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retains the discretion to reduce any performance award for any reason.

Payments of the performance awards, if any, will be made as soon as practicable in 2018 after the Committee has reviewed the Company’s 2015, 2016 and 2017 audited financial statements and determined the performance levels achieved.

2013 Three-Year Plan—Performance period ends 1/2/2016

In February 2013, the Committee made awards under the 2013 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2013 Three-Year Plan” or “2013 LTIP”) to the named executive officers. In 2013, each named executive officer was assigned a performance award opportunity with a target long-term performance award equal to 50% of his target incentive under the 2013 Three-Year Plan. Payouts with respect to the performance award opportunities were payable in cash based on the attainment of predetermined performance award opportunities for 2013 through 2015 with respect to certain financial measures.

The formula for computing the long-term performance awards was as follows:

Target Performance Award	x	Overall Goal Achievement (%)	=	Award Earned

The formula for computing the awards required the computation of an overall goal achievement percentage for the 2013 through 2015 performance period. The overall goal achievement percentage was computed based on a performance matrix taking into account the attainment of performance goals for certain financial measures and the Company’s relative total shareholder return compared to a peer group of 24 companies. See the Long-Term Performance Incentive Plan for Officers and Key

Managers, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, and the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for its 2014 Annual Meeting Stockholders, for additional information regarding the formula for computing the overall goal achievement percentage.

For the three year performance period, the overall goal achievement percentage was 38% of target, resulting from the achievement of an average Return on Invested Capital for 2013 through 2015 of 7.16% against a target of 7.6%, as adjusted for special items and acquisition and divestiture activity, and a relative total shareholder return within the 45th quartile of the peer companies. As a result, the named executive officers who were participants in the 2013 Three-Year Plan were awarded the following in March 2016:

Name	2013 LTIP Performance Award
Carl E. Lee, Jr.	$285,000
Rick D. Puckett	$114,00
Charles E. Good	$25,000
Patrick S. McInerney	$24,300
Rodrigo F. Troni Pena	$—	(1)

(1)	Mr. Troni Pena joined the Company in 2013 and was not a participant in the 2013 Three-Year Plan.

Stock Ownership Guidelines

We expect that individuals who receive awards under our equity incentive plans will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. Our Board of Directors, upon recommendation of the Committee, has adopted stock ownership guidelines for the Board of Directors, officers and senior managers of Snyder’s-Lance. The guidelines provide for the following ownership targets: three times annual retainer for directors, three times base salary for the CEO, two times base salary for the President and the CFO, one times base salary for Executive and Senior Vice Presidents and one-half times base salary for other officers and senior managers.

Anti-Hedging Policy & Anti-Pledging Policy

The Board of Directors, upon recommendation of the Committee, adopted an Anti-Hedging Policy to strengthen the restrictions on hedging transactions, option trading and short sales contained in our Insider Trading Policy. Among other things, the Anti-Hedging Policy prohibits our directors, officers and associates from engaging in any hedging transactions with respect to our securities, including the purchase of any financial instruments (such as prepaid variable forwards, equity swaps, collars, exchange funds and other derivatives) that are designed to hedge or offset any decrease in the market value of our common stock. In addition, this policy prohibits our directors, officers and associates from engaging in transactions with our securities in put options, call options and other similar derivative securities, or selling our stock short. Additionally, our directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless approved in advance by the Committee.

Severance and Change in Control Arrangements

During 2015, Messrs. Lee and Puckett were entitled under their severance agreements to severance payments in connection with the occurrence of certain events. Effective December 10, 2014, Mr. Troni Pena entered into a new form of severance agreement, as approved by the Committee in December 2014, which provides for severance payments in connection with the occurrence of certain events. See the discussion beginning on page 37 for additional details regarding the amounts and benefits payable under these agreements.

Benefits and Perquisites

We have generally provided to our employees, including the named executive officers, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on the Summary Compensation Table below.

Each of our executive officers, including the named executive officers, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a 401(k) plan, paid sick leave, paid holidays and paid vacations. Each of our named executive officers was also eligible to receive term life insurance during 2015.

The Committee reviews and approves annually all perquisites paid by the Company to our executive officers. With the assistance of the consultant, the Committee reviewed our perquisite policies and determined to phase out and eliminate tax gross-ups for perquisites beginning in 2012 and the remaining perquisites for named executive officers beginning in January 2013. Mr. Good receives the use of an automobile. The personal use included in compensation for Mr. Good was $10,612.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax and accounting implications of our incentive and equity compensation plans, but they are not the only factors considered. Under Section 162(m) of the Code, a public company is generally not entitled to deduct non-performance based compensation paid to its Chief Executive Officer and certain of its other most highly compensated officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. The stockholders of the Company have approved the 2012 Key Employee Incentive Plan, which is intended to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).

Annual performance incentive awards and stock options and performance awards under the Three-Year Incentive Plans are generally intended to be deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plans, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

Summary Compensation Table

The following table shows certain compensation information concerning our named executive officers for the fiscal years ended January 2, 2016, January 3, 2015 and December 28, 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)(2)	Bonus ($) (d)	Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Non-Equity Incentive Plan Compensation ($) (g)(6)	All Other Compensation ($) (i)(1)(7)	Total ($) (j)
Carl E. Lee, Jr.	2015	835,000	—	500,000	500,000	285,000	20,697	2,140,697
Chief Executive Officer	2014	800,000	—	375,000	375,000	1,108,000	53,082	2,711,082
	2013	760,000	—	375,000	375,000	854,500	123,534	2,488,034

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)(2)	Bonus ($) (d)		Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Non-Equity Incentive Plan Compensation ($) (g)(6)	All Other Compensation ($) (i)(1)(7)	Total ($) (j)
Rick D. Puckett	2015	552,000	—		175,000	175,000	301,700	20,079	1,223,779
Executive Vice President,	2014	523,842	—		250,000	150,000	596,700	51,256	1,571,798
Chief Financial Officer,	2013	491,700	—		150,000	150,000	440,700	22,662	1,255,062
and Chief Administrative
Officer
Charles E. Good	2015	356,500			35,650	35,650	96,300	32,628	556,728
Senior Vice President and	2014	346,100	—		34,600	34,600	230,400	57,699	703,399
President S-L Distribution Company	2013	329,600	16,000		32,960	32,960	167,900	25,880	605,300
Patrick S. McInerney	2015	372,500			37,250	37,250	98,800	14,247	560,047
Senior Vice President, Supply Chain	2014	346,240	—		32,275	32,275	232,400	46,843	690,033
Rodrigo F. Troni Pena	2015	330,000			33,000	33,000	66,000	12,714	474,714
Chief Marketing and	2014	310,000	50,000	(3)	305,500	205,500	182,900	46,360	1,100,260
Innovation Officer

(1)	Our 2015 fiscal year ended January 2, 2016.

(2)	The amounts shown in the “Salary” column include any amounts deferred by the executive officers under our Deferred Compensation Plans and our 401(k) Savings Plan.

(3)	This includes a signing bonus paid to Mr. Troni Pena in 2014 in connection with his employment by Snyder’s-Lance.

(4)

The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of restricted stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 38 to 43 and 48 to 50 of our Form 10-K for the fiscal year ended January 2, 2016.

(5)

The amounts shown in the “Option Awards” column reflect the aggregate grant-date fair values of option awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair value of option awards are described on pages 38 to 43 and 48 to 50 of our Form 10-K for the fiscal year ended January 2, 2016.

(6)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid under our 2015 Annual Incentive Plan and 2013 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2013 Three-Year Plan”), as follows:

Name	2015 Annual Incentive Plan ($)	2013 Three-Year Performance Incentive Plan ($)	Total ($)
Carl E. Lee, Jr.	—	285,500	285,500
Rick D. Puckett	187,700	114,000	301,700
Charles E. Good	71,300	25,000	96,300
Patrick S. McInerney	74,500	24,300	98,800
Rodrigo F. Troni Pena	66,000	—	66,000

(7)	The following table sets forth each component of the “All Other Compensation” column for 2015:

Benefit	Lee	Puckett	Good	McInerney	Troni Pena
401(k) plans(a)	$11,925	$11,925	$11,925	$11,925	$11,925
Term life insurance premiums	8,772	12,654	10,091	2,322	789
Automobile allowances/personal use	—	—	10,612	—	—
Estate planning professional services(b)	—	4,500	—	—	—

Total	$20,697	$29,079	$32,628	$14,247	$12,714

(a)	The amounts shown in this row represent the matching contributions we made to the executives’ accounts under our 401(k) Savings Plans.

(b)	This amount represents the reimbursement for estate planning professional fees.

2015 Grants of Plan Based Awards

The following table shows all grants of plan-based awards made to our named executive officers in 2015.

Name	Grant Date		Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
				Threshold ($)	Target ($)	Maximum ($)
Carl E. Lee, Jr.	N/A	(2)	N/A	167,000	835,000	1,670,000	—	—	—	—
	N/A	(3)	N/A	250,000	1,000,000	1,750,000	—	—	—	—
						0
	3/2/15		3/2/15				16,119			500,000
	3/2/15		3/2/15					82,782	31.02	500,000
Rick D. Puckett	N/A	(2)	N/A	93,800	469,200	938,400	—	—	—	—
	N/A	(3)	N/A	87,500	350,000	612,500	—	—	—	—
	3/2/15		3/2/15				5,643			175,000
	3/2/15		3/2/15					28,974	31.02	175,000
Charles E. Good	N/A	(2)	N/A	36,600	178,300	356,600	—	—	—	—
	N/A	(3)	N/A	17,800	71,300	124,800	—	—	—	—
	3/2/15		3/2/15				1,149			35,650
	3/2/15		3/2/15					5,901	31.02	35,650
Patrick S. McInerney	N/A	(2)	N/A	37,300	186,300	372,600	—	—	—	—
	N/A	(3)	N/A	18,600	74,500,	130,400	—	—	—	—
	2/24/14	(4)	2/24/14	—	—	—	1,248	—	—	33,275
	2/24/14	(5)	2/24/14	—	—	—	—	5,508	26.66	33,275
	3/2/15		3/2/15				1,200			37,250
	3/2/15		3/2/15					6,168	31.02	37,250
Rodrigo F. Troni Pena	N/A	(2)	N/A	31,000	155,000	310,000	—	—	—	—
	N/A	(3)	N/A	15,500	62,000	108,500	—	—	—	—
	2/24/14	(4)	2/24/14	—	—	—	1,164	—	—	31,000
	2/24/14	(5)	2/24/14	—	—	—	—	5,133	26.66	31,000
	2/24/14	(7)	2/24/14	—	—	—	10,296	—	—	274,500
	2/24/14	(8)	2/24/14	—	—	—	—	29,055	26.66	175,500
	3/2/15		3/2/15				1,065			33,000
	3/2/15		3/2/15					5,463	31.02	33,000

(1)

The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the awards are described on pages 38 to 43 and 48 to 50 of our Form 10-K for the fiscal year ended January 2, 2016.

(2)	The amounts shown in this row reflect the threshold, target and maximum cash incentive awards under the 2015 Annual Incentive Plan.

(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based cash awards under the 2015 Three-Year Plan.

(4)	The amounts shown in this row reflect a grant of restricted stock under the 2015 Three-Year Plan.

(5)	The amounts shown in this row reflect a grant of stock options under the 2015 Three-Year Plan.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table shows the outstanding equity awards held by our named executive officers as of January 2, 2016.

Name	Option Awards				Option Expiration Date	Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Carl E. Lee, Jr.	31,500	—		3.929	03/31/2020	—		—
	28,145	—		4.599	03/31/2021	—		—
	30,310	—		6.259	03/31/2022	—		—
	20,568	—		6.679	03/31/2023	—		—
	12,990	—		6.474	03/31/2024	—		—
	34,856	—		8.961	04/01/2025	—		—
	43,479	—		17.32	02/23/2021	—		—
	—	344,974	(2)	17.32	02/23/2021	—		—
	41,754	—		22.41	02/23/2022	—		—
	44,170	22,085	(3)	25.56	02/22/2023	—		—
	20,695	41,390	(4)	26.66	02/24/2024	—		—
	—	82,782	(5)	31.02	03/02/2025	—		—
	—	—		—	—	4,890	(6)	161,727
	—	—		—	—	9,378	(7)	321,665
						16,119	(8)	552,882
Rick D. Puckett	23,532	—		19.44	02/23/2019	—		—
	25,320	—		19.71	02/25/2020	—		—
	25,815	—		17.32	02/23/2021	—		—
	76,086	—		17.32	02/23/2021	—		—
	24,792	—		22.41	02/23/2022	—		—
	17,668	8,834	(3)	25.56	02/22/2023	—		—
	8,278	16,556	(4)	26.66	02/24/2024	—		—
	—	28,974	(5)	31.02	03/02/2025	—		—
	—	—		—	—	1,956	(6)	67,091
	—	—		—	—	3,750	(7)	128,625
	—	—		—	—	5,643	(8)	193,555
	—	—		—	—	3,333	(9)	114,322
Charles E. Good	2,092	—		17.32	02/23/2021	—		—
	4,454	—		22.41	02/23/2022	—		—
	3,882	1,941	(3)	25.56	02/22/2023	—		—
	1,910	3,820	(4)	26.66	02/24/2024	—		—
	—	5,901	(5)	31.02	03/02/2025
						430	(6)	14,749
						866	(7)	29,704
	—	—		—	—	1,149	(8)	39,411

Name	Option Awards				Option Expiration Date	Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Patrick S. McInerney	10,825	—		3.505	03/31/2019	—		—
	10,825	—		3.929	03/31/2020	—		—
	10,825	—		4.599	03/31/2021	—		—
	12,990	—		6.259	03/31/2022	—		—
	8,660	—		6.679	03/31/2023	—		—
	5,413	—		6.474	03/31/2024	—		—
	13,964	—		8.961	04/01/2025	—		—
	5,871	—		17.32	02/23/2021	—		—
	6,681	—		22.41	02/23/2022	—		—
	3,770	1,885	(3)	25.56	02/22/2023	—		—
	1,836	3,672	(4)	26.66	02/24/2024	—		—
	—	6,168	(5)	31.02	03/02/2025
	—	—		—	—	417	(6)	14,302
	—	—		—	—	832	(7)	28,538
	—	—		—	—	1,200	(8)	41,160
Rodrigo F. Troni Pena	1,711	3,422	(4)	26.66	02/24/2024	—		—
	—	5,463	(5)	31.02	03/02/2025	—		—
	—	29,055	(10)	26.66	02/24/2024	—		—
	—	—		—	—	776	(7)	26,617
						1,065	(8)	36,530
	—	—		—	—	10,296	(11)	353,153

(1)	Options are fully vested.

(2)	Options vested on February 23, 2016.

(3)	Options vested in three equal annual installments beginning February 22, 2014.

(4)	Options vest in three equal annual installments beginning February 24, 2015. The options listed above will vest in one remaining installment on February 24, 2017.

(5)	Options vest in three equal annual installments beginning March 2, 2016.

(6)	Restricted shares vested in three equal annual installments beginning February 22, 2014.

(7)	Restricted shares vest in three equal annual installments beginning February 24, 2015. The amount listed above will vest in one remaining installments on February 24, 2017.

(8)	Restricted shares vest in three equal annual installments beginning March 2, 2016.

(9)	Restricted shares vest in one installment on August 18, 2017.

(10)	Options vest in one installment on February 24, 2017.

(11)	Restricted shares vest in one installment on February 24, 2017.

2015 Option Exercises and Stock Vested

The following table shows option exercises and stock vested during the fiscal year ended January 2, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carl E. Lee, Jr.	—	—	1,900	90,738
	—	—	3,301	150,465
	—	—	3,136	143,061
Rick D. Puckett	—	—	1,254	57,206
	—	—	1,326	60,186
	—	—	1,781	80,185
Charles E. Good	—	—	476	14,518
	—	—	430	13,231
	—	—	433	13,211
Patrick S. McInerney	—		476	14,518
	—	—	417	12,831
	—	—	416	12,692
Rodrigo F. Troni Pena	—	—	238	11,838

2015 Nonqualified Deferred Compensation

We maintain the Snyder’s-Lance, Inc. Compensation Deferral Plan (the “SLI Deferral Plan”), which is a non-qualified deferred compensation plan, for certain employees. Each of the named executive officers was eligible to participate in the SLI Deferral Plan during fiscal year 2015 We also maintain the Snyder’s of Hanover, Inc. Executive Deferred Compensation Plan (the “Snyder’s Deferral Plan”), which we assumed in connection with our merger with Snyder’s of Hanover Inc. in December 2010. Mr. Lee, Mr. Good and Mr. McInerney each participated in the Snyder’s Deferral Plan prior to fiscal year 2014, and we continue to maintain the Snyder’s Deferral Plan for deferrals and amounts contributed before 2014. We refer to the SLI Deferral Plan and the Snyder’s Deferral Plan collectively as the “Deferred Compensation Plans.”

The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferred Compensation Plans for fiscal year 2015.

Name	Plan	Executive Contributions in 2015 ($)(1)	Company Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 1/2/2016 ($)
Carl E. Lee, Jr.	Snyder’s Deferral Plan	—	—	6,901	39,714	324,615
Rick D. Puckett	SLI Deferral Plan	—	—	(545)	—	226,075
Charles E. Good	SLI Deferral Plan	48,500	—	(1,036)	15,546	169,982
	Snyder’s Deferral Plan	—	—	(169)		39,372
Patrick S. McInerney	SLI Deferral Plan	119,813	—	(6,170)	550,738	550,738
	Snyder’s Deferral Plan		—	290		98,645
Rodrigo F. Troni Pena	SLI Deferral Plan	16,537	—	(394)	—	15,600

(1)	Amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table for 2015.

(2)	All of the amounts reflected in this column are reported in the “All Other Compensation” column of the Summary Compensation Table for 2015.

(3)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferred Compensation Plans are deemed to be above-market or preferential earnings.

SLI Deferral Plan

Under the SLI Deferral Plan, as amended effective January 1, 2012, participants may elect to defer from 1% to 60% of their annual base salary and from 1% to 90% of their annual incentive award under our Annual Plans.

The SLI Deferral Plan does not require the Company to make profit sharing restoration contributions for plan years beginning on or after January 1, 2012. Prior to the amendments, we were required to make contributions to each eligible participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified retirement plan if the amount of the contribution were not limited by the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under the tax-qualified plan.

Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our tax-qualified retirement plan.

Participants may generally select from the following payment options for each year’s deferrals under the plan:

(a)	a single lump sum payment made seven months after termination of employment;

(b)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or

(c)	a single lump sum payment made on a date selected by the participant prior to termination of employment and no earlier than two years after the plan year to which the deferral relates.

Profit sharing restoration contributions under the plan are paid in a single lump sum payment made seven months after termination of employment (unless a prior installment election was already in effect at the time the plan was amended). If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in a single lump sum. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies.

Snyder’s Deferral Plan

Participants in the Snyder’s Deferral Plan could elect to defer any fixed periodic dollar amounts or percentages of their current cash compensation, including regular salary and bonus awards, subject to any limitations imposed by the Company. All compensation deferred by participants in the Snyder’s Deferral Plan was contributed to a trust intended to be treated as a “grantor trust” under the Code.

Amounts deferred by a participant could be invested or deemed invested, at the option of the Company, in investment alternatives made available by the Company.

Participants may elect to receive payments under the Snyder’s Deferral Plan:

(a)	on the January 1 following a participant’s separation from service;

(b)	on a fixed date or dates elected by the participant (but no earlier than the January 1 of the third calendar year after a participant’s initial compensation deferral under the plan);

(c)	in the event of an unforeseeable emergency;

(d)	upon participant’s disability (as defined by law);

(e)	upon participant’s death; or

(f)	on the January 1 following a change in control, within the meaning of Section 409A of the Code.

All payments under the Snyder’s Deferral Plan will be made in cash or in-kind. Participants can elect to receive payments in a single lump sum payment or in annual installments over a number of years selected by the participant (up to 10 years), except that payments made upon the disability or death of a participant will be made in a single lump sum payment 90 days following the disability or death, as applicable. The Company will continue to maintain the plan for participants’ accounts currently existing, but no additional deferrals or company contributions have been made during fiscal year 2015 or will be made in future years.

2015 Potential Payments Upon Termination or Change in Control

We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer assuming each covered event occurred on January 2, 2016.

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Carl E. Lee, Jr.
Cash Severance	$2,505,000	$2,505,000	—	—
Incentive Under 2015 Annual Incentive Plan	$835,000	$835,000	$835,000	$835,000
Incentive Under 2013 Three-Year Plan	285,000	285,000	285,000	750,000
Incentive Under 2014 Three-Year Plan	750,000	750,000	750,000	750,000
Incentive Under 2015 Three-Year Plan	333,300	333,300	333,300	333,300
Accelerated Vesting of Stock Options	—	780,767	—	780,867
Accelerated Vesting of Restricted Stock	—	1,042,274	318,556	1,042,274
SLI Deferral Plan	324,615	324,615	324,615	324,615
Outplacement Services	80,000

Total	$5,112,915	$4,350,956	$2,846,471	$4,816,056
Rick D. Puckett
Cash Severance	$1,776,400	—	—	—
Incentive Under 2015 Annual Incentive Plan	469,200	$469,200	$469,200	$469,200
Incentive Under 2013 Three-Year Plan	114,000	114,000	114,000	114,000
Incentive Under 2014 Three-Year Plan	300,000	300,000	300,000	300,000
Incentive Under 2015 Three-Year Plan	116,700	116,700	116,700	116,700
Accelerated Vesting of Stock Options	—	298,732	—	298,732
Accelerated Vesting of Restricted Stock	—	503,593	172,131	503,593
SLI Deferral Plan	226,075	226,075	226,075	226,075
Outplacement Services	54,000	—	—	—

Total	$3,056,375	$2,028,300	$1,398,106	$2,028,300

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Charles E. Good
Cash Severance	$178,300	—	—	—
Incentive Under 2015 Annual Incentive Plan	—	$178,300	$178,300	$178,300
Incentive Under 2013 Three-Year Plan	—	25,000	25,000	66,600
Incentive Under 2014 Three-Year Plan	—	46,134	46,134	46,134
Incentive Under 2015 Three-Year Plan	—	23,800	23,800	23,800
Accelerated Vesting of Stock Options	—	65,504	—	65,505
Accelerated Vesting of Restricted Stock	—	83,864	42,738	83,864
SLI Deferral Plan	169,982	169,982	169,982,	169,982
Snyder’s Deferral Plan	39,371	39,371	39,371	39,371
Outplacement Services	13,000	—	—	—

Total	$400,653	$631,955	$525,325	$673,556
Patrick S. McInerney
Cash Severance	$186,300	—	—	—
Incentive Under 2015 Annual Incentive Plan	—	$186,300	$186,300	$186,300
Incentive Under 2013 Three-Year Plan	—	24,300	24,300	63,900
Incentive Under 2014 Three-Year Plan	—	44,400	44,400	44,400
Incentive Under 2015 Three-Year Plan	—	24,800	24,800	24,800
Accelerated Vesting of Stock Options	—	64,760	—	64,760
Accelerated Vesting of Restricted Stock	—	84,001	42,293	84,001
SLI Deferral Plan	550,738	550,738	550,738	550,738
Snyder’s Deferral Plan	98,645	98,355	98,355	98,355
Outplacement Services	13,000	—	—	—

Total	$848,683	$1,077,654	$971,186	$1,117,254
Rodrigo F. Troni Pena
Cash Severance	$495,000	—	—	—
Incentive Under 2015 Annual Incentive Plan	165,000	$165,000	$165,000	$165,000
Incentive Under 2013 Three-Year Plan	—	—	—	—
Incentive Under 2014 Three-Year Plan	41,334	41,334	41,334	41,334
Incentive Under 2015 Three-Year Plan	22,000	22,000	22,000	22,000
Accelerated Vesting of Stock Options	—	266,043	—	266,043
Accelerated Vesting of Restricted Stock		416,299	44,882	416,299
SLI Deferral Plan	15,600
Outplacement Services	13,000	—	—	—

Total	$751,934	$910,676	$273,216	$910,936

The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.

2015 Annual Incentive Plan

Under the 2015 Annual Incentive Plan, in the event of death, disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance determined after the end of the plan year. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a “change in control,” each participant would be paid a pro rata amount equal to the participant’s target incentive for the year-to-date, based on the number of days in the year preceding the consummation of the change in control.

Under the 2015 Annual Incentive Plan, a “change in control” will generally be deemed to occur upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Warehime Family, which includes the descendants of Michael A. Warehime and their spouses;

•	a change in the majority of our board of directors over a two year period;

•	consummation of the sale or disposition of all or substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity; or

•	the stockholders approve a plan of complete liquidation of our Company.

2015, 2014 and 2013 Three-Year Plans

Under the 2015, 2014 and 2013 Three-Year Plans (collectively, the “Three-Year Plans”), in the event of death or disability before the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.

In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, prorated for the portion of the performance period worked prior to retirement, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the Three-Year Plans as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the target performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control (which will occur only in the event of the closing of the applicable transaction). For the 2014 and 2015 Three-Year Plans, the definition of a change in control is substantially similar to the definition under the 2014 Annual Plan, as described above.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participants are entitled to certain payments in connection with a termination of employment, death or a change in control. The terms of the Deferred Compensation Plans are described beginning on page 35.

Severance Arrangements with Named Executive Officers

Severance Agreements. Messrs. Lee, Puckett and Troni Pena were each party to an Executive Severance Agreement as of January 2, 2016 (the “Severance Agreements”).

Under the Severance Agreements, Messrs. Lee, Puckett and Troni Pena were each entitled to the following payments in the event of (1) an involuntary termination without cause, (2) a voluntary termination for good reason or (3) in the case of Mr. Lee, a termination caused by his death or disability:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to 1.5 times (Messrs. Lee and Puckett) or 1 times (Mr. Troni Pena) the sum of (i) base salary plus (ii) current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro-rata incentive payment based on actual performance under the annual incentive award and any outstanding long-term performance awards through the termination date; and

(d)	outplacement services for up to one year, at a maximum cost of 10% of his base salary.

The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

Other Severance Arrangements. Executive officers who are not party to a Severance Agreement are subject to our general severance policy. Under this policy, Messrs. Good and McInerney are entitled to the following payments in the event of an involuntary termination without cause:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to between four and 26 weeks of base salary, depending on years of service; and

(c)	outplacement services for up to one year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our outstanding equity compensation arrangements as of January 2, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,823,962	$23.40	1,875,153
Equity compensation plans not approved by security holders(2)	493,831	$5.83	—

Total	2,317,793	$19.66	1,875,153

(1)

Includes the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010, and the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, which was approved by the stockholders on May 3, 2012.

(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Isaiah Tidwell, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, Lawrence V. Jackson, W.J. Prezzano and Dan C. Swander served on the compensation committee in fiscal year 2015. None of the directors who served on the compensation committee in fiscal year 2015 served as one of our employees in fiscal 2015 or has ever served as one of our officers. During fiscal year 2015, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee. See “Related Person Transactions” for additional information regarding legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member and the employment of Mr. Carlucci’s son by a subsidiary of the Company. The Board of Directors has determined that Mr. Carlucci is independent for purposes of serving on the compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended January 2, 2016.

Submitted by the Compensation Committee of the Board of Directors.

Isaiah Tidwell, Chair
Peter P. Brubaker
C. Peter Carlucci, Jr.
John E. Denton
Lawrence V. Jackson
W.J. Prezzano
Dan C. Swander

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls. The Audit Committee operates under a written charter, which was last amended in November 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2016. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

The Audit Committee approved in advance all payments made for audit and non-audit services for 2015. These services are outlined in more detail under “Proposal 4–Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended January 2, 2016 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair
Peter P. Brubaker
James W. Johnston
David C. Moran
W.J. Prezzano
Isaiah Tidwell

RELATED PERSON TRANSACTIONS

Policy for Review of Transactions with Related Persons

The board of directors has a written policy requiring approval of transactions between Snyder’s-Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board. In either case, a related person transaction may not be approved by a single director.

Transactions with Related Persons

The following is a description of related person transactions entered into by Snyder’s-Lance in fiscal year 2015.

In fiscal year 2015, we engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprises, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to our independent business operators and distributors for the purchase of route businesses and trucks. Each of the Businesses and Snyder’s-Lance have entered into an agreement pursuant to which we provide certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.

The following table sets forth (i) the outstanding aggregate amount of each Business’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s-Lance and paid to each Business, and (iii) the aggregate amount of fees paid by each Business to Snyder’s-Lance during the fiscal year ended January 2, 2016. The fee paid by each Business is recalculated each year to reimburse Snyder’s-Lance for the actual costs it incurs to provide these services.

	Loans to Distributors at 1/2/16	IO Loan Payments Collected and Paid by S-L in 2015	Fees Paid to S-L in 2015
MAW Associates, LP	26,787,969	4,279,561	21,420
Warehime Enterprises, Inc.	569,295	111,800	14,520
ARWCO Corporation	624,705	115,120	13,140

	27,981,969	4,506,481	49,080

The governance and nominating committee believes that the transactions described above are no less favorable to the Company than those available from an unrelated third party in an arms’ length transaction.

The following related persons have interests in the Businesses.

MAW Associates, L.P. MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates, L.P. Mrs. Warehime is the President of MAW Associates, L.P. Each of Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates, L.P. Neither Mrs. Warehime nor the estate of her husband, Michael A. Warehime receive compensation from MAW Associates, L.P.

MAW, LLC. Patricia A. Warehime is the sole member and President of MAW, LLC. Each of Mrs. Warehime’s three daughters are Vice Presidents of MAW, LLC. Mrs. Warehime has authority to manage the affairs of MAW, LLC. Mrs. Warehime and the estate of Mr. Warehime do not receive additional compensation for their roles with MAW, LLC.

ARWCO. Mr. Warehime was a Director and President of ARWCO. The daughters of Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1%.

Mrs. Warehime’s brother-in-law and sister-in-law, John and Patricia M. Warehime, own 30.3% of ARWCO.

WEI. The Estate of Michael A. Warehime owns 52.7% of the stock of WEI. Mr. Warehime served as its President and as a Director. Mrs. Warehime’s three daughters own an aggregate of 1.7% of WEI. Patricia Warehime’s sister-in-law, Sally Yelland, owns 13.6% of the stock. Mrs. Warehime’s brother-in- law and sister-in-law, John and Patricia M. Warehime, own 16.9% of the stock. Mr. Warehime and his estate received dividends from WEI in 2015.

C. Peter Carlucci, Jr., a director of the Company, is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s-Lance during fiscal year 2015. We paid Eckert $887,568 during fiscal year 2015. Mr. Carlucci’s son, Carl P. Carlucci III, is a Business Development Manager-Export of S-L Snacks National, LLC, a subsidiary of the Company. His compensation for fiscal year 2015 was approximately $124,833.76. The fees paid to Eckert were less than 1% of the firm’s consolidated gross revenues for 2015 and Mr. Carlucci’s son is not an executive officer of the Company.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At the Company’s Annual Meeting in May 2015, approximately 95.5% of the votes cast on the non-binding, advisory vote to approve the compensation of our executive officers were voted in favor of the proposal. The compensation committee believes this affirms the stockholders’ support of the Company’s approach to executive compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 18 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and will not be binding. However, the board and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve, on an advisory basis, the resolution approving the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL 3—APPROVAL OF 2016 KEY EMPLOYEE INCENTIVE PLAN

The board of directors of Snyder’s-Lance considers equity and performance-based compensation as an essential tool for achieving the objectives of our executive compensation program, including attracting and retaining top leadership talent, rewarding and motivating performance against agreed upon goals and objectives and aligning the interests of our key employees with our stockholders. With these objectives in mind, the board of directors has adopted, subject to stockholder approval, the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (the “2016 Plan”).

If approved by our stockholders, the 2016 Plan will authorize the issuance of shares of our common stock to managerial and other key employees in the form of stock options, stock appreciation rights, restricted stock and performance equity awards. The 2016 Plan will also authorize other awards denominated in monetary units or shares of common stock payable in cash or common stock. A complete copy of the 2016 Plan is attached as Annex A to this proxy statement and should be read in connection with the following description of the 2016 Plan.

Background and Purpose

Consistent with the objectives of our executive compensation program, we have provided equity and performance-based compensation to managerial and key employees for many years under the Snyder’s-Lance, Inc. 2012 Key Employee Plan (the “2012 Plan”), Lance, Inc. 2007 Key Employee Incentive Plan, the Lance, Inc. 2003 Key Employee Stock Plan and the Lance, Inc. 1997 Incentive Equity Plan (together, the “Prior Plans”).

Additionally, as a result of the acquisition of Diamond in February 2016, we assumed and converted stock options, restricted stock units and restricted stock issued under the 2015 Diamond Foods, Inc. EIP (the “Diamond Plan”) into options, restricted stock units and restricted stock to acquire 3,272,893 shares of our common stock.

As of March 3, 2016, 898,939 shares remain available for grant under the 2012 Plan, which expires on May 3, 2018. Each of the 2007 Key Employee Incentive Plan, 1997 Incentive Equity Plan and the 2003 Key Employee Stock Plan have expired, and there are no additional shares available for award under these plans. There have been no additional shares available for award or awarded under the Diamond Plan since the consummation of the merger.

The 2016 Plan is intended to increase the reserve of common stock available to us so that we can continue to provide competitive equity and performance-based compensation to our executive officers and key employees that is consistent with our long-term strategic objectives and the objectives of our executive compensation program. If approved by the stockholders, the 2016 Plan will become effective as of the date of approval and no further awards will be granted under the 2012 Plan. The board of directors and compensation committee believe the shares requested under the 2016 Plan are reasonable in relation to our strategic objectives and the interests of our stockholders.

Selected Share Data for Existing Plans

The following table sets forth selected information regarding the number of stock options and “full value” awards (i.e., restricted stock) outstanding under all of our existing plans as of March 3, 2016:

Selected Share Data, as of March 3, 2016	Total
Stock options outstanding, all Snyder’s-Lance plans(1)	3,164,843
Stock Options outstanding, Diamond Foods plans assumed by Snyder’s-Lance	1,038,575
Full value awards outstanding, all Snyder’s-Lance plans	—
Full value awards outstanding, Diamond Foods plans assumed by Snyder’s-Lance	454,694
Shares available for future awards, all plans(2)	928,451
Common shares issued and outstanding	95,683,164

(1)

The weighted average exercise price of all stock options outstanding as of March 3, 2016 was $22.47. The weighted average contractual life of all stock options outstanding as of March 3, 2016 was 7.4 under all Snyder’s-Lance plans.

(2)	There are no shares available for future awards under the Diamond Foods plans assumed by Snyder’s-Lance.

The following table sets forth the number of stock options and fair value awards (i.e., restricted shares and units) granted in fiscal 2015, 2014 and 2013. The table also shows the weighted average number of Snyder’s-Lance common shares outstanding in the fiscal year indicated.

Fiscal Year	Stock Options Granted	Full Value Awards Granted	Weighted Average Number of Common Shares Outstanding
2015	384,453	74,874	70,487,000
2014	418,272	116,823	69,966,000
2013	442,493	115,737	69,102,000

For additional information regarding our equity compensation plans at December 31, 2015, see “Equity Compensation Plan Information” on page 40.

Section 162(m) of the Code

The 2016 Plan is also intended to provide income tax benefits to both us and our employees. The Plan authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), stock appreciation rights, and other types of awards that may meet the criteria for qualified performance-based compensation under Section 162(m) of the Code. Section 162(m) generally limits the deduction that we may take for compensation of our Chief Executive Officer and certain of our other most highly compensated officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. One of these requirements is that the material terms pursuant to which the performance based compensation is to be paid are disclosed to and approved by the stockholders.

If the 2016 Plan is approved by the stockholders and other conditions of Section 162(m) relating to performance-based compensation are satisfied, performance-based compensation paid to covered officers pursuant to the 2016 Plan should not fail to be deductible due to the operation of Section 162(m).

Number of Shares

The 2016 Plan reserves for issuance to certain key employees the sum of (a) 4,000,000 shares of our common stock plus (b) the number of shares of our common stock available for awards under the 2012 Plan immediately prior to the effective date of the 2016 Plan plus (c) any shares of common stock that were subject to an award under the 2012 Plan, which award is canceled, terminates, expires or lapses for any reason from and after the effective date of the 2016 Plan. Initially, if the 2016 Plan is approved by the stockholders, we expect that 4,000,000 shares of common stock (approximately 4% of the outstanding shares of our common stock as of March 3, 2016) will be available for awards under the 2016 Plan.

With respect to stock options and stock appreciation rights, the number of common shares available for issuance under the plan will be reduced by one share of common stock for each share of common stock subject to such awards regardless of the actual number of shares of common stock issued upon exercise or settlement. Shares covered by awards under the 2016 Plan will again be available for awards if and to the extent (a) the award is cancelled, terminates, expires or lapses or

(b) the award is settled in cash. The maximum number of shares of common stock with respect to each type of award intended to satisfy the performance-based exception from the deductibility limitations of Section 162(m) of the Code (other than performance cash awards) granted to a participant in one calendar year shall not exceed (a) 500,000 shares for stock options and stock appreciation rights and (b) 500,000 shares for restricted awards or other performance equity awards.

Administration

The 2016 Plan will be administered by the compensation committee of the board of directors, or, to the extent required, a subcommittee of the compensation committee comprised of the members of the compensation committee who are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”).

In the event that any member of the Committee is not a “non-employee director” under Rule 16b-3 or an “outside director” under Section 162(m), as the case may be, it is intended that such member of the Committee will abstain from any decision impacted by Section 16(b) or Section 162(m). Under the 2016 Plan, the Committee will (i) select the key employees to receive awards from time to time, (ii) make awards in such form and amounts as it determines, (iii) impose such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) interpret the 2016 Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2016 Plan and (v) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2016 Plan. The Committee will also have the authority to accelerate the vesting and/or waive any restrictions, or otherwise amend the terms of any award within its discretion. The 2016 Plan will terminate on May 4, 2022.

Eligibility

Only managerial and other key employees may participate in the 2016 Plan. Key employees are those employees who occupy managerial or other important positions and who have made or are expected to make important contributions to our business or the business of a subsidiary, as determined by the Committee. Initially, approximately 150 employees are expected to be eligible to participate. The Committee in its discretion will determine which key employees will receive awards from time to time.

Awards of Stock Options and Stock Appreciation Rights

The 2016 Plan provides for the grant of options to purchase shares of common stock at exercise prices determined by the Committee as of the date of grant. In no event will option exercise prices be less than the fair market value of shares of common stock at the close of business on the date of grant. The fair market value of the common stock on March 3, 2016 was $31.38 per share.

The 2016 Plan also provides for the grant of stock appreciation rights (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of common stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which a stock appreciation right is exercised and (ii) the fair market value of such shares on the date of grant (or such other price as set by the Committee provided such other price is not less than the fair market value of such shares on the date of grant).

Awards to key employees of options under the 2016 Plan, which may be either incentive stock options (which are eligible for special tax treatment) or nonqualified stock options, are determined by the Committee. The terms and conditions of each such option and of any stock appreciation right are to be determined by the Committee at the time of the grant. In no event will the Committee grant incentive stock options for more than an aggregate of 4,000,000 shares of common stock.

Exercise of an option (or a stock appreciation right) will result in the cancellation of any related stock appreciation right (or option) to the extent of the number of shares in respect of which such option or stock appreciation right has been exercised. Options and stock appreciation rights granted under the 2016 Plan will expire as determined by the Committee, but the term of incentive stock options may not be more than 10 years from the date of grant. The option agreements entered into with the participants will specify the extent to which options and stock appreciation rights may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash. Any shares of common stock tendered must have been, to the extent required by applicable accounting principles, held by the participant for at least six months prior to tender or acquired in the open market. The Committee may also allow cashless exercises as permitted by applicable rules and regulations or exercises by any other means that are consistent with the applicable law and the purpose of the 2016 Plan.

Participants that are granted stock options and stock appreciation rights will have no rights as a stockholder of our Company with respect to the shares covered by the stock options or stock appreciation rights until such time as the underlying shares of common stock are issued to the participant.

Restricted Awards, Performance Awards and Other Awards

The Plan provides for the issuance of restricted awards in the form of shares of restricted stock or restricted units representing shares of common stock on such terms and conditions as are determined from time to time by the Committee, in addition to or in combination with other awards under the 2016 Plan. Such restrictions may include the continued service of the participant with us, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee. No more than 700,000 shares of common stock may be awarded in the form of restricted stock, restricted stock units, performance equity awards, or other stock-based or combination awards.

The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in our custody until the applicable restrictions have been satisfied. A participant cannot sell, transfer, pledge, assign or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights and receive cash dividends with respect to the restricted stock. The participant will also be credited with stock dividends, if any, with respect to the restricted stock, subject to the same restrictions of the underlying restricted stock. Awards of restricted units will be paid in shares of common stock upon vesting with each unit having a value equal to the fair market value of one share of common stock.

The Committee may also make performance awards in the form of performance equity awards or performance cash awards to selected key employees, in addition to or in combination with other awards under the 2016 Plan. Performance equity awards are made in units representing shares of common stock and performance cash awards are made for a specified dollar value including a number of units payable in cash. The 2016 Plan provides that the number of performance awards granted and/or the vesting of granted performance awards shall be contingent on the attainment of certain performance goals or other conditions over a period of time (called the “performance period”), all as determined by the Committee. During the performance period, the Committee will determine what number (if any) of performance awards have been earned. Earned performance awards may be paid in cash, shares of common stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance awards as of the payment date.

In addition, the 2016 Plan permits the Committee to make grants of other awards of common stock or awards denominated in units of common stock, including ones valued using measures other than market values.

Qualified Performance-Based Awards

Section 162(m) of the Code limits the deduction that we may take for compensation paid to our Chief Executive Officer and certain of our other most highly compensated officers to $1,000,000 per individual, unless the qualified performance-based compensation requirements of Section 162(m) are satisfied.

The 2016 Plan is designed such that all awards of stock options and stock appreciation rights are intended to qualify as performance-based compensation under Section 162(m). For awards other than stock options and stock appreciation rights, the Committee may designate such awards as performance- based compensation awards by establishing performance goals for the awards based on one or more of the following performance measures:

•	revenue (including gross revenue or net revenue);

•	sales (including gross sales or net sales);

•	profit (including net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures excluding special items);

•	earnings on a pre-tax or after-tax basis (including EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures);

•	margins (net or gross);

•	net income (before or after taxes, operating income or other income measures);

•	cash (cash flow, cash generation or other cash measures);

•	stock price or performance;

•	stock index price or performance;

•	total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return);

•	financial return measures (including but not limited to dividends, return on assets, capital, equity, investment or sales, cash flow or free cash flow);

•	market share measures;

•	improvements in capital structure;

•	levels of debt, equity, accounts receivable, lost time accidents or safety;

•	employee relations (surveys, employee claims);

•	expenses (operating expense, expense management, expense ratio, expense efficiency ratios, other expense measures or cost containment, including medical, casualty and workers compensation costs);

•	internal rate of return or increase in net present value;

•	working capital targets relating to inventory, accounts receivable or other components;

•	planning accuracy (as measured by comparing planned results to actual results);

•	productivity improvement;

•	inventory measures (turns, reduction, shrinkage);

•	customer relations and service (count, frequency, attitude, order fill rate);

•	compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance); and

•	business expansion, acquisitions and divestitures.

The performance goals may be expressed in terms of company-wide objectives or objectives that relate to the performance of one of our affiliates, divisions, regions, departments or functions or a combination of such objectives. The performance goals may be expressed in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of our competitors or peers. Subject to the requirements of Section 162(m) of the Code (to the extent applicable), the Committee may determine to adjust certain goals (including indexes) during or after the applicable performance period to take into consideration or to mitigate the unbudgeted impact of certain unusual, non-recurring or extraordinary items or events. The Committee may also provide that the achievement of performance goals will be waived upon death or disability or in connection with a change in control of our Company.

The performance periods for performance based-awards may be as short as three-months or for any longer period. Although the 2016 Plan enables the Committee to determine awards based on the performance measures described above, the Committee has absolute discretion to decrease or eliminate an award under the plan. No individual participant may receive in one calendar year cash based awards in excess of $3,000,000.

Withholding for Payment of Taxes

The 2016 Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. In satisfying the withholding obligation, we may elect to withhold shares having a fair market value equal to the minimum tax that could be imposed on the transaction. In addition, we may permit participants to elect to satisfy tax withholding obligations by either (1) having us withhold shares with a fair market value equal to the minimum tax that could be imposed on the transaction or (2) tendering previously acquired shares having such fair market value, as long as to the extent required by applicable accounting principles such shares have been held by the participant for at least six months or were acquired by the participant on the open market.

Changes in Capitalization and Similar Changes

In order to prevent dilution or enlargement of rights under the 2016 Plan or to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities property or cash (other than regular, quarterly cash dividends) or any other event or transaction that affects the number or kind of shares of common stock outstanding, the number and kind of shares of common stock available for issuance under the 2016 Plan (including under outstanding awards) and the number and kind of shares of common stock subject to the award limits under the plan will be equitably adjusted as determined by the Committee in its discretion. The terms of any outstanding award will also be equitably adjusted by the Committee as to price, number or kind of shares of common stock subject to the awards, vesting and other terms to reflect such events.

Changes in Control

The 2016 Plan makes one change to the treatment of equity awards upon a change in control, as compared to the 2012 Plan. While the 2012 Plan required both the occurrence of a change in control and a subsequent termination of the participant’s employment in order for awards to become vested in connection with a change in control (often referred to as “double trigger” vesting), the 2016 Plan provides for automatic vesting upon the change in control (sometimes referred to as “single trigger” vesting). More specifically, except as may otherwise be provided in an award agreement, incentive plan or other instrument adopted under the 2016 Plan, the Plan provides that in the event of a change in control of our Company, (1) any options and stock appreciation rights will be fully exercisable as of the date of such change in control and will remain exercisable for their full term,

(2) all restrictions and conditions of all restricted awards will be deemed satisfied as of the date of such change in control and (3) all performance awards will be deemed to have been fully earned assuming target performance as of the date of such change in control.

A “change in control” will generally be deemed to occur under the 2016 Plan upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than (i) a member of the Warehime family, which consists of Michael A. Warehime and his descendents and any spouse of Michael A. Warehime or his descendents, (ii) a trustee or fiduciary holding securities under one of our employee benefit plans or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company;

•	a change in the majority of the board of directors over a two year period;

•	consummation of the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity; or

•	the stockholders of the Company approve a plan of complete liquidation of the company.

A “change in control” will not be deemed to occur with respect to a person if the person is part of a purchasing group that consummates a change in control transaction.

Amendment and Termination of the 2016 Plan; No Repricing of Options or Stock Appreciation Rights

The board of directors will have the power to amend, modify or terminate the 2016 Plan. Stockholder approval will be required for any change to the material terms of the 2016 Plan to the extent required by the rules of any national securities exchange upon which the common stock is listed at the time the amendment is proposed or Section 422 of the Code with respect to incentive stock options. In addition, without stockholder approval (except in connection with a fundamental corporate transaction involving the company, such as a merger, consolidation, special dividend or stock-split), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights, or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights. The Committee may also amend the 2016 Plan or any award under the plan to ensure compliance with Section 409A of the Code.

New Plan Benefits

Because awards under the 2016 Plan are to be determined by the Committee from time to time, we cannot currently determine the number of awards or shares of stock that may be granted to a particular individual under the 2016 Plan. However, in 2015, we granted to the named executive officers the awards set forth above in the table entitled “2015 Grants of Plan Based Awards.” In addition, all current executive officers, other than the named executive officers, as a group received awards covering 5,157 shares under the Prior Plans in 2015; no current directors, other than directors who are executive officers, were eligible to receive awards under the Prior Plans in 2015; and all non-executive officer employees as a group received awards covering 299,706 shares under the Prior Plans in 2015.

Federal Income Tax Treatment

The following discussion is limited to a summary of the U.S. federal income tax effects relating to the grant, exercise and vesting of performance-based awards under the 2016 Plan and the subsequent sale of common stock acquired under the 2016 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2016 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2016 Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws. Our presentation of the material terms of the performance goals and discussion of federal income tax consequences for performance-based awards should not be viewed as a guarantee that we can or will seek to deduct all compensation paid pursuant to any award under the 2016 Plan.

Options. The grant of an option under the 2016 Plan will generally not give rise to any tax consequences for the participant or for us. The exercise of options and the disposition of stock received on exercise of options is discussed below.

Incentive Stock Options. Incentive stock options granted under the 2016 Plan will be subject to the applicable provisions of the Code, including Section 422. A participant generally will recognize no taxable income upon the exercise of an incentive stock option, except that the alternative minimum tax may apply. In general, gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will generally be taxed as long-term capital gain if (i) the participant holds the stock for the longer of two years after the date of grant and one year after the date of exercise, and (ii) at all times during the period beginning on the option grant date and ending on the day three months before the option was exercised the participant remains our employee or an employee of our subsidiary (the “Holding Period Requirement”). We generally will not be entitled to a deduction with respect to the exercise of an incentive stock option, except in the case of a disqualifying disposition.

Generally, if the participant does not satisfy the Holding Period Requirement described above, the participant will recognize ordinary income upon the disposition of the common stock (a “disqualifying disposition”) in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (but not in excess of the gain realized on the sale). Any gain realized in excess of this amount will generally be capital gain. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant on such disqualifying disposition.

Nonqualified Stock Options. With respect to nonqualified stock options granted to participants under the 2016 Plan, a participant generally will: (i) upon exercise, recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (ii) recognize capital gain or loss on disposition of stock, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the exercise price paid for the shares plus the amount treated as ordinary income at the time the option was exercised). We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the nonqualified stock option, but we will not be entitled to a tax deduction relating to amounts that represent a capital gain to a participant on a disposition of shares.

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to substantial risk of forfeiture. In such case, the participant will recognize ordinary income when the restrictions lapse in an amount equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and we generally will be allowed a corresponding tax deduction at that time. Any gain upon a later disposition of the stock in excess of this amount will generally be capital gain.

However, a participant who makes a valid election under Section 83(b) of the Code (within 30 days of the date of grant) to accelerate recognition of income to the date of grant will recognize ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock (less any amount paid for the stock). In such case, we generally will be allowed a corresponding federal income tax deduction at that time. If the shares subject to such Section 83(b) election are later forfeited, the recipient will not be entitled to any deduction, refund or loss (other than any amount paid for stock) for tax purposes. Any gain realized in excess of this amount will generally be capital gain. Any gain upon a later disposition of the stock in excess of this amount will generally be capital gain.

Stock Appreciation Rights. A participant receiving a stock appreciation right will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be subject to tax as ordinary income to the participant and we expect that we will be allowed a corresponding federal income tax deduction at that time.

Restricted Units & Performance Awards. A participant who receives a performance award or an award of restricted units will not recognize income, and we will not be allowed a deduction at the time the award is made. When a participant receives payment for a performance award or an award of restricted units in cash or shares of common stock, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant. We expect that we will be allowed a tax deduction for the same amount.

However, if there is a substantial risk that any common stock used to pay out earned performance units will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the participant generally will not recognize income, and we will not be allowed a tax deduction, until the risk of forfeiture lapses. The tax consequences of the receipt of common stock subject to such risk of forfeiture will generally be the same as those described above for restricted stock.

Other Stock-Based and Combination Awards. The 2016 Plan allows the Committee to grant other awards under the plan pursuant to which common stock is or may in the future be acquired, or awards denominated in stock units, including ones valued using measures other than market share. Such other stock-based awards may be granted either alone, in addition to, or in combination with any other type of award granted under the 2016 Plan. The tax consequences of granting such awards will vary depending on the nature of the award.

Code Section 409A. The 2016 Plan is intended to be administered in a manner generally consistent with the requirements Section 409A of the Code. If an award is subject to Section 409A (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties to a participant and to a loss of deduction by us.

The foregoing tax discussion is intended for the general information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2016 Plan. Participants in the 2016 Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2016 Plan.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the 2016 Key Employee Incentive Plan. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” approval of the 2016 Key Employee Incentive Plan.

PROPOSAL 4—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016. We are presenting this selection to our stockholders for ratification at the annual meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has served as our independent auditors since February 25, 2014. KPMG LLP was previously the principal accountants for the Company. On February 24, 2014, KPMG LLP was dismissed as the Company’s independent auditors, upon completion of their audit of the Company’s consolidated financial statements as of and for the years ended December 28, 2013 and December 29, 2012 and the effectiveness of internal control over financial reporting as of December 28, 2013, and the issuance of their reports thereon. Their audit was completed on February 25, 2014. The decision to change the Company’s independent registered public accounting firm was approved by the audit committee.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for fiscal years 2014 and 2015 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2014	FY 2015
Audit Fees(1)	$795,000	$1,161,400
Audit-Related Fees(2)	$150,000	$172,532
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$945,000	$1,333,932

(1)

Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review.

(4)	All Other Fees consists of aggregate fees billed for products and services other than the services reported above.

Change in Independent Auditor

As discussed above, the audit committee approved a change in our independent registered public accounting firm for the fiscal year ending January 3, 2015.

The audit report of KPMG on the Company’s consolidated financial statements as of and for the year ended December 28, 2013 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 28, 2013, and the subsequent interim period through February 25, 2014, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between KPMG LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference thereto in its report on the consolidated financial statements for the relevant fiscal year, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 28, 2013, and the subsequent interim period through February 25, 2014, neither the Company, nor anyone on its behalf, consulted PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by PricewaterhouseCoopers LLP that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S- K).

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre- approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre-approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance for inclusion in our proxy statement relating to the 2017 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before December 6, 2016. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. In order to be properly brought before the 2017 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 19, 2017 and no later than February 18, 2017. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.

Notice of stockholder proposals should be sent to Secretary, Snyder’s-Lance, Inc., 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

2015 ANNUAL REPORT TO STOCKHOLDERS

This proxy statement is accompanied by our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 2, 2016. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2015 Annual Report to Stockholders are available at www.snyderslance.com.

OTHER MATTERS

Snyder’s-Lance knows of no other matters to be submitted to the stockholders at the 2016 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

ANNEX A

SNYDER’S-LANCE, INC.

2016 KEY EMPLOYEE INCENTIVE PLAN

SNYDER’S-LANCE, INC.

2016 KEY EMPLOYEE INCENTIVE PLAN

Section 1. Purpose. The purpose of the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan (the “Plan”) is to attract and retain managerial and other key employees, and to reward such employees for making major contributions to the success of Snyder’s-Lance, Inc. (the “Company”). The Plan is designed to meet these objectives by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing such employees with a proprietary interest in the long term growth and performance of the Company.

Section 2. Definitions. For purposes of the Plan, unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Award” (collectively, “Awards”) means an award or grant made to a Participant under Sections 6 through 11, inclusive, of the Plan.

(b) “Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as in effect from time to time, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

(e) “Common Stock” means the $0.83 1/3 par value Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 15 hereof.

(f) “Company” means Snyder’s-Lance, Inc., a North Carolina corporation, and any subsidiary corporations within the meaning of Section 424(f) of the Code, as well as any successor corporation or corporations thereto.

(g) “Compensation Committee” means the Compensation Committee of the Board; provided, that (i) with respect to any Awards to any Insider, Compensation Committee means all of the members of the Compensation Committee who are “non-employee” directors within the meaning of Rule 16b-3 adopted under the Exchange Act, and (ii) with respect to any Awards to any key employees who are Named Executive Officers intended to comply with the Performance-Based Exception, Compensation Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

(h) “Covered Employee” means a “covered employee” as defined in Section 162(m)(3) of the Code.

(i) “Director” means a member of the Board.

(j) “Disability” means the inability, by reason of physical or mental infirmity or both, of an individual to perform satisfactorily the duties then assigned to such individual or any other duties the Company is willing to assign to such individual for which compensation is payable. Disability shall be determined by the Compensation Committee based upon such evidence as the Compensation Committee shall deem sufficient and, upon medical evidence, if available, and, in the discretion of the Compensation Committee, upon certification of such Disability by an independent qualified physician. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such plans.

(k) “Effective Date” means May 4, 2016, the date of the Annual Meeting of Stockholders of the Company at which the Plan was approved by the Company’s stockholders.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(m) “Fair Market Value,” with respect to a share of the Common Stock at a particular time, shall be that value as determined by the Compensation Committee which shall be (i) if such Common Stock is listed on a national securities exchange or traded on the NASDAQ Stock Market, the closing price for sales of the Common Stock on a national securities exchange or the NASDAQ Stock Market on which the Common Stock is principally traded on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, (ii) if the Common Stock shall not be listed on a national securities exchange or traded on the National Market System, the mean between the closing bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NASDAQ Stock Market, the fair market value determined by the Compensation Committee in such manner as it may deem reasonable.

(n) “Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(o) “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

(p) “Member of the Warehime Family” means (i) Michael A. Warehime, (ii) a lineal descendant of Michael A. Warehime, including adopted persons as well as persons related by blood, (iii) a spouse of an individual described in clause (i) or (ii) of this Section 2(p) or (iv) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i), (ii) or (iii) of this Section 2(p).

(q) “Named Executive Officer” means, for a calendar year, a Participant who is one of the group of “covered employees” for such calendar year within the meaning of Code Section 162(m) or any successor statute.

(r) “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

(s) “Outside Person” means any Person other than (i) a Member of the Warehime Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

(t) “Participant” means an employee of the Company who is granted an Award under the Plan.

(u) “Performance Award” means an Award granted pursuant to the provisions of Section 9 of the Plan the vesting of which is contingent on performance attainment.

(v) “Performance Cash Award” means an Award of cash or other monetary units granted pursuant to the provisions of Section 9 of the Plan.

(w) “Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

(x) “Performance Equity Award” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

(y) “Person” has the meaning ascribed to said term in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” as defined in Section 13(d) of the Exchange Act.

(z) “Plan” means the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan as set forth herein, as the same may be hereafter amended and from time to time in effect.

(aa) “Prior Plan” means the Lance, Inc. 2012 Key Employee Incentive Plan, as amended effective May 3, 2012.

(bb) “Qualified Business Criteria” means one or more of the business criteria listed in Section 11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Compensation Committee.

(cc) “Qualified Performance-Based Award” means, with respect to a Covered Employee, an Award granted to an officer of the Company that is either intended to qualify for the Performance-Based Exception and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11(b), or (ii) a Stock Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the Grant Date.

(dd) “Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.

(ee) “Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(ff) “Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(gg) “Retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 plus 10 years of service or with the prior consent of the Compensation Committee.

(hh) “Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

(ii) “Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

Section 3. Administration.

(a) The Plan shall be administered by the Compensation Committee.

(b) The Compensation Committee is authorized to grant Awards under the Plan, to construe and interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Compensation Committee, by execution of instruments in writing in such form as are approved by the Compensation Committee.

Section 4. Duration of and Common Stock Subject to Plan.

(a) Term. The Plan shall be effective on the Effective Date, subject to approval of the Plan by the Company’s stockholders at the Annual Meeting of Stockholders held on the Effective Date. The Plan shall terminate on the sixth anniversary of the Effective Date (i.e., May 4, 2022).

(b) Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 15 of the Plan, shall be the sum of (A) 4,000,000 plus (B) the number of shares of Common Stock available for awards under the Prior Plan immediately prior to the Effective Date plus (C) any shares of Common Stock that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date. For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitation the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards and the number of shares of Common Stock which equal the value of Restricted Unit Grants and Performance Equity Grants and other stock-based Awards in each case determined as of the dates on which such Awards are granted. In that regard, with respect to Stock Options or SARs, the number of shares of Common Stock available for Awards under the Plan shall be reduced by one share of Common Stock for each share of Common Stock covered by such Award or to which such Award relates regardless of the actual number of shares of Common Stock issued upon exercise or settlement. If any Award is canceled, terminates, expires or lapses for any reason, any shares subject to such Award shall not count against the aggregate number of shares that may be issued under the Plan as set forth above. The following items shall not count against the aggregate number of shares that may be issued under the Plan as set forth above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of shares; or Awards granted through the assumption of, or in substitution for, outstanding Awards previously granted to individuals who become key employees as a result of a merger, consolidation, acquisition or other corporation transaction involving the Company or any subsidiary of the Company. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

(c) Restricted and Other Award Limitations. In no event shall the Compensation Committee grant Restricted Awards, Performance Equity Awards or other stock-based or combination Awards (as described in Section 10) covering in the aggregate more than the sum of 700,000 shares of Common Stock plus (ii) the number of shares of Common Stock for any such Award that is canceled, terminates, expires or lapses for any reason.

(d) Incentive Stock Option Award Limitation. In no event shall the Compensation Committee grant Incentive Stock Option Awards covering in the aggregate more than 4,000,000 shares of Common Stock.

(e) Individual Award Limit for Equity-Based Awards. The maximum number of shares of Common Stock with respect to each type of Award (other than Performance Cash Awards) intended to satisfy the Performance-Based Exception granted to any Participant in any calendar year shall not exceed the following: (i) Stock Options and SARs: 500,000; and (ii) Restricted Stock, Restricted Stock Units or any other Performance Equity Award intended to satisfy the Performance-Based Exception: 500,000.

(f) Individual Award Limit for Cash-Based Awards. The aggregate dollar value of any Performance Cash Awards or other cash-based Awards intended to satisfy the Performance- Based Exception that may be paid to a Participant under the Plan during any one calendar year shall not exceed $3,000,000.

Section 5. Eligibility. Only managerial and other key employees shall be eligible to be granted Awards under the Plan. The Compensation Committee shall, from time to time, (i) determine those managerial and other key employees to whom Awards shall be granted and the conditions of each such Award or issue and sale and (ii) grant such Awards. No member of the Compensation Committee while serving as such shall be eligible to receive any Award hereunder.

Section 6. Stock Options. Stock Options may be granted under the Plan in the form of Incentive Stock Options or Non-Qualified Stock Options; and such Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Grant. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Compensation Committee may from time to time approve. Stock Options may be granted alone, in addition to or in combination with other Awards under the Plan.

(b) Stock Option Price. The option exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Compensation Committee at the time of grant, but in no event shall the exercise price of a Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.

(c) Option Term. The term of each Stock Option shall be fixed by the Compensation Committee; except that the term of Incentive Stock Options shall not exceed 10 years after the date the Incentive Stock Option is granted.

(d) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee at the date of grant.

(e) Method of Exercise. Stock Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The option price due upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired shares having an aggregate Fair Market Value at the time of exercise equal to the total option price (provided, to the extent necessary under applicable accounting principles, that the shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the option price unless such shares had been acquired by the Participant on the open market), or (iii) by a combination of (i) and (ii).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the shares to the Participant in an appropriate amount based upon the number of shares purchased under the Stock Option(s).

Notwithstanding the foregoing, the Compensation Committee also may allow (i) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (ii) exercises by any other means which the Compensation Committee determines to be consistent with the Plan’s purpose and applicable law.

(f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by the Code.

(g) No Rights. A Participant granted a Stock Option shall have no rights as a stockholder of the Company with respect to the shares covered by such Stock Option except to the extent that shares of Common Stock are issued to the Participant upon the due exercise of the Stock Option.

Section 7. Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Compensation Committee shall determine:

(a) Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other price as is set by the Compensation Committee provided such other price is not less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Appreciation Right, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant. A Stock Appreciation Right may be granted in combination with, in addition to or completely independent of a Stock Option or any other Award under the Plan.

(c) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Compensation Committee, except that in no event shall a Stock Appreciation Right be exercisable within the first six months after the date of grant. The Compensation Committee may also provide that a Stock Appreciation Right shall be automatically exercised on one or more specified dates.

(d) Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in shares of Common Stock, or any combination thereof, as the Compensation Committee shall determine.

(e) No Rights. A Participant granted a Stock Appreciation Right shall have no rights as a stockholder of the Company with respect to the shares covered by such Stock Appreciation Right except to the extent that shares of Common Stock are issued to the Participant upon the due exercise of the Stock Appreciation Right.

Section 8. Restricted Awards. Restricted Awards may be granted under the Plan in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company upon termination of employment prior to vesting.

(b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units to be paid in cash upon vesting (with each unit having a value equivalent to the Fair Market Value of one share of Common Stock) granted to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment prior to vesting.

(c) Grants of Awards. Restricted Awards may be granted under the Plan in such form and on such terms and conditions as the Compensation Committee may from time to time approve. Restricted Awards may be granted alone, in addition to or in combination with other Awards under the Plan. Subject to the terms of the Plan, the Compensation Committee shall determine the number of Restricted Awards to be granted to a Participant and the Compensation Committee may impose different terms and conditions on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; which certificate evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed.

(d) Restriction Period. Restricted Awards shall provide that in order for a Participant’s rights to vest in such Awards, the Participant must remain in the employment of the Company, subject to relief for specified reasons, for a period of time commencing on the date of the Award and ending on such later date or dates as the Compensation Committee may designate at the time of the Award (“Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Compensation Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

(e) Payment of Awards. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) upon expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the expiration of the Restriction Period in cash, in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made, or in any combination thereof, as the Compensation Committee in its sole discretion shall determine.

(f) Rights as a Stockholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which such dividends are issued.

Section 9. Performance Awards. Performance Awards may be granted under the Plan in the form of either Performance Equity Awards or Performance Cash Awards. Performance Awards may be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Performance Equity Awards. A Performance Equity Award is an Award of units (with each unit equivalent in value to one share of Common Stock as it varies throughout the term of the designated performance period) to a Participant and may be subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units or a portion of such units in the event certain performance criteria are not met within a designated period of time.

(b) Performance Cash Awards. A Performance Cash Award is an Award of a specified dollar value in cash (including a number of units payable in cash, with each unit representing a monetary amount as designated by the Compensation Committee) to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Award or a portion of such Award in the event certain performance criteria are not met within a designated period of time.

(c) Grants of Awards. Performance Awards may be granted under the Plan in such form as the Compensation Committee may from time to time approve. Performance Awards may be granted alone, in addition to or in combination with other Awards under the Plan. Subject to the terms of the Plan, the Compensation Committee shall determine the number of Performance Awards to be granted to a Participant and the Compensation Committee may impose different terms and conditions on any particular Performance Award made to any Participant. Any Performance Award intended to satisfy the Performance-Based Exception shall also meet the requirements of Section 11.

(d) Performance Goals and Performance Periods. Performance Awards shall provide that in order for a Participant’s rights to vest in such Awards the Company or the Participant, or a combination thereof, must achieve certain performance goals (“Performance Goals”) over a designated performance period (“Performance Period”). The Performance Goals and Performance Period shall be established by the Compensation Committee, in its sole discretion. The Compensation Committee shall establish Performance Goals for each Performance Period before, or as soon as practicable after, the commencement of the Performance Period. The Compensation Committee may also establish a schedule or formula for such Performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded. In setting Performance Goals, the Compensation Committee may use such measures of performance as it deems appropriate.

(e) Payment of Awards. In the case of a Performance Equity Award, the Participant shall be entitled to receive payment for each unit earned in an amount equal to the Fair Market Value of a share of Common Stock on the date on which the Compensation Committee determines the number of units earned by the Participant. In the case of a Performance Cash

Award, the Participant shall be entitled to receive payment in an amount equal to the dollar value of the Award. Payment in settlement of a Performance Award shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in shares of Common Stock, or in any combination thereof, as the Compensation Committee in its sole discretion shall determine.

Section 10. Other Stock-Based and Combination Awards.

(a) The Compensation Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including ones valued using measures other than market value. Such other stock-based Awards may be granted either alone, in addition to or in combination with any other type of Award granted under the Plan.

(b) The Compensation Committee may also grant Awards under the Plan in combination with other Awards or in exchange of Awards, or in combination with or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

(c) Subject to the provisions of the Plan, the Compensation Committee shall have authority to determine the individuals to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

Section 11. Qualified Performance-Based Awards

(a) Incentive Stock Options and Stock Appreciation Rights. The provisions of the Plan are intended to ensure that all Stock Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Performance-Based Exception.

(b) Other Awards. When granting an Award other than a Stock Option or a Stock Appreciation Right, the Compensation Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Compensation Committee wishes such Award to qualify for the Performance-Based Exception. If an Award is so designated, the Compensation Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or goals or in terms of objectives or goals that relate to the performance of an affiliate or a division, region, department, function or combination thereof within the Company or an affiliate:

—	Revenue (including gross revenue or net revenue)

—	Sales (including gross sales or net sales)

—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures excluding special items)

—	Earnings on a pre-tax or after-tax basis (EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures)

—	Margins (net or gross)

—	Net income (before or after taxes, operating income or other income measures)

—	Cash (cash flow, cash generation or other cash measures)

—	Stock price or performance

—	Stock index price or performance

—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return)

—	Financial return measures (including, but not limited to, dividends, return on assets, capital, equity, investment or sales, cash flow, or free cash flow)

—	Market share measures

—	Improvements in capital structure

—	Levels of debt, equity, accounts receivable, lost time accidents or safety

—	Employee relations (surveys, employee claims)

—	Expenses (operating expense, expense management, expense ratio, expense efficiency ratios, other expense measures or cost containment, including medical, casualty and workers compensation costs)

—	Internal rate of return or increase in net present value

—	Working capital targets relating to inventory, accounts receivable or other components

—	Planning accuracy (as measured by comparing planned results to actual results)

—	Productivity improvement

—	Inventory measures (turns, reduction, shrinkage)

—	Customer relations and service (count, frequency, attitude, order fill rate)

—	Compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance)

—	Business expansion, acquisitions and divestitures.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of a specially-created performance index that undergoes a corporate event or transaction of a kind described in Section 15 or that files a petition for bankruptcy during a measurement period shall be disregarded from and after such event, unless the Compensation Committee determines not to disregard such entity or to make some other adjustment to measuring the performance index and the effect of such Compensation Committee determination is to reduce the amount payable under any affected Qualified Performance-Based Award. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Notwithstanding anything herein to the contrary, the Compensation Committee may exercise, with respect to such Qualified Business Criteria and related performance goals, such negative discretion as is permitted under applicable law for purposes of the Performance-Based Exception.

(c) Performance Goals. Each Qualified Performance-Based Award (other than a Stock Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Compensation Committee may determine to be appropriate; provided, however, that the Compensation Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or in connection with a Change in Control as defined in Section 16. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Compensation Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

(d) Inclusions and Exclusions from Performance Criteria. The Compensation Committee may determine prospectively, at the time that goals under this Section 11 are established, whether or not to adjust any such goals during or after the applicable performance period to take into consideration and/or mitigate the unbudgeted impact of unusual or non- recurring gains and losses, accounting changes, acquisitions, dispositions, divestitures, discontinued operations and/or “extraordinary items”

within the meaning of generally accepted accounting principles (“non-recurring items”), or if such non-recurring items were not foreseen or were not quantifiable at the time such goals were established, upon the occurrence of such non-recurring items, including any of the following that occur during the applicable performance period: (a) asset write-downs or impairment charges; (b) litigation or claim costs, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) restatements occurring as a result of errors that arise from events other than fraud or failures in performance; (e) accruals for reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

(e) Certification of Performance Goals. Any payment of a Qualified Performance- Based Award granted with performance goals pursuant to Section 11(c) above shall be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11(c), no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Compensation Committee may be a Covered Employee on the date of payment, may be amended, nor may the Compensation Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Performance- Based Exception.

Section 12. Deferral Elections. The Compensation Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise or earn out of an Award made under the Plan. If any such election is permitted, the Compensation Committee may establish rules and procedures for such payment deferrals, including the possible

(a)

payment or crediting of reasonable interest on such deferred amounts credited in cash, and (b) the payment or crediting dividend equivalents in respect of deferrals credited in units of Common Stock. Any such permitted deferrals shall comply with all applicable requirements of Section 409A of the Code, including the timing of any such deferral elections and the timing and form of payments.

Section 13. Termination of Employment. The terms and conditions under which an Award may be exercised after a Participant’s termination of employment shall be determined by the Compensation Committee.

Section 14. Non-transferability of Awards. No Award under the Plan, nor any rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative.

Section 15. Adjustments Upon Changes in Capitalization, Etc.

(a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, other debentures, preferred or prior preference stocks, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 4 of this Plan, shall be adjusted as may be determined to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights, to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding, provided that any such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Stock Options or SARs to remain exempt from the requirements of Code Section 409A. The terms of any outstanding Award shall also be equitably adjusted by the Compensation Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No adjustment or substitution provided for in this Section 15 shall require the Company in any agreement with a Participant to issue a fractional share and the total substitution or adjustment with respect to each agreement with a Participant shall be limited accordingly. In the event that the number of shares of Common Stock subject to an Award is adjusted pursuant to the provisions of this Section 15, then any Stock Appreciation Rights related to such Award shall be appropriately and equitably adjusted.

(c) In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of the Company’s Common Stock receive securities of another corporation and/or other property, including cash, the Compensation Committee shall, in its absolute discretion, have the power to cancel, effective immediately prior to the occurrence of such event, each Stock Option and each Stock Appreciation Right outstanding immediately prior to such event (whether or not then exercisable) and, in consideration of such cancellation, the Company will pay to the Participant an amount in cash for each share of Common Stock subject to such Stock Option or Stock Appreciation Right equal to the excess of (A) the value as determined by the Compensation Committee, in its absolute discretion, of the property (including cash) received by the holder of one share of Common Stock as a result of such event over (B) the exercise price of such Stock Option or Stock Appreciation Right; or provide for the exchange of each Stock Option and Stock Appreciation Right outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Option or Stock Appreciation Right would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Compensation Committee, in its absolute discretion, in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option or stock appreciation right or, if appropriate, provide for a cash payment to the Participant to whom such Stock Option or Stock Appreciation Right was granted in partial consideration for the exchange of the Stock Option or Stock Appreciation Right.

Section 16. Change in Control.

(a) Except as may otherwise be provided in an award agreement, incentive plan, award guidelines or other instrument adopted under this Plan, in the event of a Change in Control (as defined below) of the Company, (i) any Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change of Control, whether or not then exercisable, and shall remain exercisable for their full term, (ii) all restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of such Change of Control, and (iii) all Performance Awards shall be deemed to have been fully earned assuming target performance as of the date of such Change of Control.

(b) “Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i)

Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two- thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii)

The consummation of the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv)

The consummation of a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(v)	The stockholders of the Company approve a plan of complete liquidation of the Company.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such plans.

Section 17. Amendment and Termination.

(a) General. Subject to Section 17(b), without further approval of the stockholders of the Company, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the stockholders, make any amendment which would (i) require stockholder approval for Incentive Stock Options granted or to be granted under the Plan to qualify as incentive stock options within the meaning of Section 422 of the Code or (ii) require stockholder approval under applicable law or the rules of any national securities exchange upon which the Common Stock is listed at the time such amendment is proposed.

(b) No Repricing of Stock Options or SARs. Notwithstanding any provision herein to the contrary, without stockholder approval, except in connection with a corporate transaction involving the Company (including, without limitation, a stock dividend, stock split, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction contemplated by Section 15), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs, or cancel outstanding Stock Options or SARs in exchange for cash, other Awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARS.

Section 18. Miscellaneous.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

(b) Share Withholding. The Company may cause any tax withholding obligation described in Section 18(a) to be satisfied by the Company withholding shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or (ii) tendering previously acquired shares having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (provided, to the extent necessary under applicable accounting principles, that the shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender unless such shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Compensation Committee, in its sole discretion, deems appropriate.

(c) No Right To Employment. Neither the adoption of the Plan nor the granting of any Award hereunder shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

(d) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(e) Payments to Trust. The Compensation Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Company may make payments of amounts due or to become due to Participants in the Plan.

(f) Engaging in Competition With Company. In the event a Participant’s employ- ment with the Company is terminated for any reason whatsoever, and within 18 months after the date thereof such Participant accepts employment with any competitor of, or otherwise engages in competition with, the Company, the Compensation Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Award which is realized or obtained (measured at the date of exercise, vesting or payment) by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant’s termination of employment with the Company.

(g) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Compensation Committee agreeing to the terms and conditions of the Award and such related matters as the Compensation Committee shall, in its sole discretion, determine.

(i) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(j) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

(k) Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Compensation Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder. In addition, any payments under the Plan of an amount that is deferred compensation under Code Section 409A in connection with a Participant’s termination of employment shall not be made earlier than six (6) months after the date of termination of employment to the extent required by Code Section 409A(a)(2)(B)(i).

(l) Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Articles of Incorporation and Bylaws as in effect from time to time.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	01 - John E. Denton	02 - Brian J. Driscoll	03 - Lawrence V. Jackson
		04 - David C. Moran	05 - Dan C. Swander

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve executive compensation.				4.	Ratify selection of PricewaterhouseCoopers LLP as independent public accounting firm.

3.	Approve 2016 Key Employee Incentive Plan.

 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X
02A0JC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Snyder’s-Lance, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 4, 2016

The stockholder signing on the reverse hereby appoints Carl E. Lee, Jr., Rick D. Puckett, Gail Sharps Myers and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 4, 2016, and at any adjournment or postponement thereof.

This proxy will be voted as specified hereon or, if no choice is specified, will be voted FOR the election of all nominees as directors and FOR proposals 2, 3 and 4. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgment as set forth in the Proxy Statement.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

(Continued and to be signed on the reverse side)